AMENDMENT NO. 6 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOTIVATING THE MASSES, INC.

(Name of small business issuer in its charter)

Nevada	7200	88-0410660
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

2121 Palomar Airport Road, Suite 300

Carlsbad, CA 92011

Phone: 760-931-9400

(Address and telephone number of principal executive offices and place of business)

________________

Lisa Nichols

Chief Executive Officer

2121 Palomar Airport Road, Suite 300

Carlsbad, CA 92011

Phone: 760-931-9400

(Name, address and telephone number of agent for service)

Copies of all communications to:

Ms. Diane D. Dalmy, Attorney at Law,

2000 East 12th Avenue

Suite 32/10B

Denver, Colorado 80206

Telephone: 303-985-9324

Facsimile 303-988-6954

Approximate date of proposed sale to the public: The proposed date of sale will be as soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☑

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement of Form S-1 of Motivating the Masses, Inc. is being filed solely for the purpose  of incorporating by reference Exhibit 3.1 and Exhibit 3.3 filed previously. All other items remain unchanged.

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum offering Price per share (2)	Proposed Maximum Aggregate offering Price (2)	Amount of Registration Fee (1)
Common Stock	2,000,000	$1.50	$3,000,000	$ 409.20
Total			$3,000,000	$409.20

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").

(2) The offering price was arbitrarily determined by Motivating the Masses, Inc.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Dealer Prospectus Delivery Obligation

Until September 10, 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Subject to Completion

Dated September 10, 2013

PROSPECTUS

MOTIVATING THE MASSES, INC.

2,000,000 Shares of Common Stock

The selling stockholder Lisa Nichols, Chief Executive Officer of the Company, is offering 2,000,000 shares of common stock of Motivating the Masses, Inc. at a price of $1.50 per common share. The selling stockholder currently holds 47.01% of our common stock. We will not receive any of the proceeds from the sale of these shares. The shares were acquired by the selling stockholder directly from us in a private offering of our common stock that was exempt from registration under the securities laws. The selling stockholder has set an offering price for these securities of $1.50 per common share. This is a fixed price for the duration of the offering. The selling stockholder is an underwriter, within the meaning of Section 2(11) of the Securities Act. Any broker-dealers or agents that participate in the sale of the common stock or interests therein are also be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholder, who is an "underwriter" within the meaning of Section 2(11) of the Securities Act, are subject to the prospectus delivery requirements of the Securities Act. See “Security Ownership of Certain Beneficial Owners” for more information about the selling stockholder. Please note that this registration statement covers the sale of 13.99% of the Company’s outstanding securities.

Our common stock is presently not traded on any market nor listed on any national securities exchange. The offering price at $1.50 per common share may not reflect the market price of our shares after the offering.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

Please refer to “Risk Factors” on page 8 of this prospectus for details regarding the risks related to our financial condition and business model as well as risks generally associated with the mining exploration industry.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Motivating the Masses, Inc. qualifies as an "emerging growth company" as defined in the Jumpstart our Business Startups Act (the "JOBS Act"), which was recently signed into law April 5, 2012. The Company therefore will be subject to reduced public company reporting requirements.

An emerging growth company is a company with annual gross revenues of less than $1,000,000,000 during its most recently completed fiscal year. An emerging growth company retains its status and reduced regulatory and reporting requirements associated with it until the earliest of:

•	the last day of the first fiscal year during which the Company has annual gross revenues of $1,000,000,000 or more;
•	the last day of the first fiscal year following the fifth anniversary of the Company's initial public offering ("IPO");

•	the date on which the Company has, during the previous three year period, issued more than $1,000,000,000 in non-convertible debt; or
•	the date on which the Company is deemed to be a large accelerated filer.

The Company is an emerging growth company for purposes of the Securities Act and the Securities Exchange Act if the first sale of common equity securities of such issuer pursuant to an effective registration statement under the Securities Act occurred on or before December 8, 2011. The Company is exempt from certain regulatory and reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The JOBS Act facilitates the IPO process for emerging growth companies by exempting them from:

•	Section 14A(a) and (b) of the Exchange Act implemented by Section 951 of the Dodd-Frank Act, which requires companies to hold shareholder advisory votes on executive compensation and golden parachute compensation;
•	Section 14(i) of the Exchange Act, which will require companies to disclose the relationship between executive compensation actually paid and the financial performance of the company;
•	Section 953(b)(1) of the Dodd-Frank Act, which will require companies to disclose the ratio between the annual total compensation of the chief executive officer and the median on the annual total compensation of all employees of the respective company;
•	The requirement to provide certain other executive compensation disclosure under Item 402 of Regulation S-K, of which an emerging growth company will be required to comply only with the more limited provisions of Item 402 applicable to smaller reporting companies.

•	An emerging growth company will not be required to provide an auditor's attestation report on internal financial reporting controls under Section 404(b) of the Sarbanes-Oxley Act of 2002;
•	An emerging growth company will not have to comply with any new or revised financial accounting standards not applicable to private companies; and

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An emerging growth company will not have to comply with any rules that the Public Company Accounting Oversight Board might adopt requiring audit firm rotation or auditor discussion and analysis of the issuer's financial statements.

Under the JOBS Act, emerging growth companies are subject to scaled financial disclosure requirements. Pursuant to these scaled requirements, emerging growth companies may: (i) provide only two rather than three years of audited financial statements in their IPO Registration Statement; (ii) provide selected financial data only for periods no earlier than those included in the IPO Registration Statement in all SEC filings, rather than the five years of selected financial date normally required; (iii) delay compliance with new or revised accounting standards that have different effective dates for public and private companies until they are made applicable to private companies; and (iv) be exempted from compliance with Section 404(b) of the Sarbanes-Oxley Act, which requires companies to receive an outside auditor's attestation regarding the issuer's internal controls.

We have decided to take advantage of the exemptions provided to emerging growth companies as outlined above. As a result, some investors may find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, during the IPO offering process, emerging growth companies are exempt from: (i) restrictions on analyst research prior to and immediately after the IPO, even from an investment bank that is underwriting the IPO; (ii) certain restrictions on communications to institutional investors before filing the IPO registration statement; and (iii) the requirement initially to publicly file IPO Registration Statements. Emerging growth companies can confidentially file draft Registration Statements and any amendments with the SEC. Public filings of the draft documents must be made at least 21 days prior to commencement of the IPO "road show."

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Proceeds to the selling stockholder do not include offering costs, including filing fees, printing costs, legal fees, accounting fees, and transfer agent fees estimated at $30,500. The Company will pay these expenses.

This Prospectus is dated September 10, 2013

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You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

SUMMARY INFORMATION AND RISK FACTORS

Prospectus Summary

The following is only a summary of the information, financial statements and the notes included in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should read the entire Prospectus carefully, including “Risk Factors,” “Management’s Discussions and Analysis of Financial Condition and Results of Operations,” and our Financial Statements and the accompanying notes to the Financial Statements before making any investment decision. If any of the following risks occur, our business operation, operating results and financial condition could be seriously harmed. Unless the context indicates or suggests otherwise, the terms “Company”, “we,” “our” and “us” refers to Motivating the Masses, Inc. and not to future investors.

Principal Offices

Our principal executive offices are located at 2121 Palomar Airport Road, Suite 300, Carlsbad, CA 92011. Our telephone number is 760-931-9400.

Our Business

Motivating the Masses (the "Company") was formed in the State of Nevada on September 2, 1998 to engage in providing top-quality professional development and coaching services. The Company will provide it’s professional development services in the most effective manner and with an ongoing effort to provide 100% client satisfaction (collectively, the "Motivating the Masses Programs"). Management believes that the Motivating the Masses Programs and initiation of the following key procedures will enable it to reach its goals: (i) creation of a unique, upscale, innovative environment that will differentiate Motivating The Masses Programs from other coaching or professional development businesses; (ii) educating the business community on what business and strategic coaching has to offer; (iii) formation of a learning environment that will bring people with diverse interests and backgrounds together in a common forum to overcome challenges both professionally and personally; (iv) affordable access to the resources of business coaching and other consulting services; (v) training and developing key individuals to leverage the Company's trainings, coaching programs and platforms; and (vi) hiring the executive team.

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The Company plans to use its existing contacts and customer base to generate both short and long-term coaching contracts. Its long-term profitability will rely on professional contracts obtained through strategic alliances, a comprehensive marketing program and a successful referral program. The Company has focused on professional development, strategic workshops, one-on-one coaching and special project relationships.  The Company's expansion will provide a separate and comprehensive coaching, mastermind session, and online membership services.

Management believes that its in the Company's best interests to become a fully reporting company under the Securities Exchange Act of 1934, as amended. The Company plans to raise further capital necessary to fund its business through subsequent private placement offerings and public offering of its common stock and believes that the transparency and accountability associated with being a reporting company is an advantage to attracting investors. The Company anticipates that it will have a private placement or additional funding through creditors by the end of 2013 in order to continue to conduct its business operations.

There is no current public market for our securities. As our stock is not publicly traded, investors should be aware they probably will be unable to sell their shares and their investment in our securities is not liquid.

Common Stock Outstanding and Related Stockholder Matters

As of the date hereof, the Company has 75,000,000 shares of common stock par value $0.001 authorized with 14,297,900 issued and outstanding.

The Offering

Common stock offered	2,000,000 shares of common stock. This number represents 13.99% percent of our current outstanding common stock.(1)

Common stock outstanding before the offering	14,297,900 common shares as of September 10, 2013.

Common stock outstanding after the offering	14,297,900

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds	See “Use of Proceeds” on page 14.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

(1)	Based on 14,297,900 shares of common stock outstanding as of September 10, 2013.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following date should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation,” and Financial Statements and accompanying notes to the financial statements, included elsewhere in this prospectus. Our financials are audited for years of 2012 and 2011, in accordance with GAAP.

The following statements of Operations and Balance Sheet data for December 31, 2012 and 2011 are derived from our audited financial statements for the years ended December 31, 2012 and 2011. The following statements of Operations and Balance Sheet data for June 30, 2013 and 2012, was derived from our unaudited interim financial statements for the six (6) months ended June 30, 2013.

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Statements of Operations	For the Six Months Ended June 30, 2013	For the Six Months Ended June 30, 2012
	(unaudited)	(unaudited)
Revenues	$655,473	$806,650
Operating expenses	$596,182	$627,609
Net loss from operations	$(335,127)	$(67,753)
Net loss before taxes	$(334,089)	$(68,352)
Loss per share - basic and diluted	$(0.02)	$(0.01)
Weighted average shares outstanding basic	14,129,723	12,470,537

Balance Sheet Data	As of June 30, 2013
(unaudited)
Cash and cash equivalents	$345,947
Total current assets	$980,702
Total assets	$1,011,961
Total liabilities	$516,707
Additional paid-in capital	$1,857,881
Accumulated Deficit	$(1,375,825)
Total stockholders' equity	$495,254

Statements of Operations	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011
	(Audited)	(Audited)
Revenues	$1,786,885	$1,248,869
Operating expenses	$1,201,787	$1,679,817
Net loss from operations	$(82,231)	$(833,908)
Net loss before taxes	$(84,251)	$(840,763)
Loss per share - basic and diluted	$(0.01)	$(0.08)
Weighted average shares outstanding basic	13,190,288	11,081,716

Balance Sheet Data	As of December 31, 2012	As of December 31, 2011
	(Audited)	(Audited)
Cash and cash equivalents	$595,128	$182,523
Total current assets	$1,176,100	$422,641
Total assets	$1,213,405	$454,857
Total liabilities	$468,062	$252,530
Additional paid-in capital	$1,778,101	$1,147,534
Accumulated Deficit	$(1,041,736)	$(957,485)
Total stockholders' equity	$745,343	$202,327

Disclosure Regarding Forward-looking Statements

This prospectus may contain forward-looking statements. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs and other information that is not historical information. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “seek” or the negative of these terms or other comparable terminology or by discussions of strategy.

All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain. We may not realize our expectations and our beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements. Important factors that could cause our actual results to differ materially from the forward-looking statements are set forth in this prospectus, under the heading “Risk Factors” and include, among others:

•	significant competition in our industry;

•	unfavorable publicity or consumer perception of our products on the Internet;

•	the incurrence of material product liability and product recall costs;

•	costs of compliance and our failure to comply with government regulations;

•	our failure to keep pace with the demands of our customers for new products;

•	the lack of long-term experience with human consumption of some of our products with innovative ingredients.

We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as required by applicable law, including the securities laws of the U.S. and the rules and regulations of the Securities and Exchange Commission, we do not plan to

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publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise. Consequently, forward-looking statements should be regarded solely as our current plans, estimates and beliefs. Potential investors should not place undue reliance on our forward-looking statements. Before investing in our common stock, investors should be aware that the occurrence of any of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on our business, results of operations, financial condition, cash flows, customer relationships and value of our proprietary products. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RISK FACTORS

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature. Following are what we believe are all the material risks involved if you decide to purchase shares in this offering.

The risks described below are the ones we believe are most important for you to consider. These risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the price of our common stock could decline.

Risks Relating To Our Business

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, delay compliance with new or revised accounting standards that have different effective dates for public and private companies until they are made applicable to private companies, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. We have decided to take advantage of the exemptions provided to emerging growth companies and as a result our financial statements may not be comparable to companies that comply with public company effective dates. In addition, some investors might find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We Have a History of Operating Losses and There Can Be No Assurance We Will Be Profitable in the Future.

We have a history of operating losses, expect to continue to incur losses, and may never be profitable, and we must be considered to be in the developmental Further, we may be dependent on sales of our equity securities and debt financing to meet our cash requirements. We have incurred losses from operations totaling $334,089 for the six months ended June 30, 2013 as well as a loss of $84,251 for the fiscal year ended December 31, 2012. As of June 30, 2013, we had an accumulated deficit of $1,375,825. Further, we do not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed our estimates. There is no assurance that the demand for personal development coaching products will allow us to achieve profitability. In particular, additional capital may be required in the event that further working capital is necessary because our operating costs increase beyond our expectations or we encounter greater costs associated with general and administrative expenses or offering costs.

Our recent growth, the introduction of our Motivating the Masses Programs, products and services and our entry into new markets makes it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage our growth and new initiatives, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

We were incorporated on September 2, 1998 under the laws of the State of Nevada. Since inception, we have developed and marketed our Motivating the Masses Programs with continually evolving new content based on client’s needs and current demands.  Because many of our current products and services are relatively new and we have recently entered a new market, we may be unable to evaluate the relative success and future prospects, particularly in light of our goals to continually grow our existing and new customer base, expand our product and service offerings, acquire and integrate complementary businesses and enter new markets.

In addition, our growth, recent product introductions and entry into a relative new market may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to maintain or accelerate our current growth rate, effectively manage our expanding operations, or achieve planned growth on a timely or profitable basis, particularly if the number of consumers and businesses using our products and services increase or their demands and needs change as our business expands. Our management is required to expand its knowledge of diverse aspects of strategic coaching programs as well as professional development coaching programs, leadership, career or management coaching and maintain relationships with our consumers and businesses across several sectors of the business industry and market. If we are unable to manage our growth and expand operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

The recent ongoing adoption of strategic coaching and professional development coaching programs makes it difficult for us to evaluate our current and future business prospects. If strategic coaching and professional development coaching programs fail to achieve widespread acceptance by consumers and businesses and/or other institutions, our growth and profitability may suffer.

The use of strategic coaching and professional development coaching programs is one approach in the traditional business educational markets. There can be no assurance that strategic coaching and professional development coaching programs and services will achieve long-term success in the business educational markets. Our success depends in part upon the continued adoption by businesses and consumers of professional development coaching programs educational initiatives. Some may oppose third-party education in principle and the strategic coaching and professional development coaching programs in general. As a necessary corollary to the acceptance of sour Motivating the Masses Programs, our growth depends in part on acceptance of the role of strategic coaching and professional development coaching programs and the availability of access. If the acceptance of strategic coaching and professional development coaching programs do not continue to increase, our ability to continue to grow our business could be materially impaired.

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Certain components of our revenue are generated by sales of our seminars. Consumer and professional revenue rates may be difficult to predict and declines in sales of our strategic and personal development coaching products may materially adversely affect our business and results of operations.

For the six months ended June 30, 2013, sales of live seminars and coaching services accounted for approximately 95.5% of our revenues. For the year ended December 31, 2012, sales of live seminars and coaching services accounted for approximately 90.40% of our revenue and we anticipate that revenue from sales of our seminars will continue to account for a substantial majority of our revenue for the next few years. Typical coaching contracts vary by client and can span anywhere from 3-9 months depending on need. We also have an annual program of our Global Leadership Program (GLP) which consists of a 3-day event 4 times per year along with group coaching calls in between the live events. Clients that have cancelled out of that program have enrolled into one-on-one coaching for more personalized coaching. If a client wants to cancel their services from one of our programs, there is a no refund policy. The Company can apply the clients credit toward other products or services. Sales of our ancillary products, such as books, CDs and software, accounted for approximately 3.71% of our revenue. Sales of our strategic coaching and professional development coaching programs and/or products or services may decline or fluctuate as a result of a number of factors, including decreased demand, adverse regulatory actions, pricing pressures, competitive factors or any other reason. These and other factors that may affect our sales are not predictive of the future, and, as a result, we cannot accurately predict consumer and/or professional business demand. If sales to new consumers and professional businesses decline or our current consumers and professional businesses do not continue to attend our seminars, our revenue may decline, which would negatively impact our business, financial condition, results of operations and cash flow.

System disruptions, vulnerability from security risks to our networks, databases and an inability to expand and upgrade our systems in a timely manner could damage our reputation, impact our ability to generate revenue and limit our ability to attract and retain consumers and professional businesses to attend our seminars and purchase our products.

The performance and reliability of our technology infrastructure is critical to our business. Any failure to maintain satisfactory online performance, reliability, security or availability of our web platform infrastructure may significantly reduce customer satisfaction and damage our reputation, which would negatively impact our ability to attract new customers. The risks associated with our web platform include: (i) breakdowns or system failures resulting in a prolonged shutdown of our servers, including failures attributable to power shutdowns or attempts to gain unauthorized access to our systems, which may cause loss or corruption of data or malfunction of software or hardware; (ii) disruption or failure in our collocation providers, which would make it difficult or impossible for our consumers to log on to our websites; (iii) damage from fire, flood, tornado, power loss or telecommunications failures; (iv) infiltration by hackers or other unauthorized persons; and (v) any infection by or spread of computer viruses.

In addition, increases in the volume of traffic on our website could strain the capacity of our existing infrastructure, which could lead to slower response times or system failures. This would cause a disruption or suspension of our product and service offerings. Any web platform interruption or inadequacy that causes performance issues or interruptions in the availability of our websites could reduce consumer satisfaction and result in a reduction in the number of consumers using our products and services. If sustained or repeated, these performance issues could reduce the attractiveness of our websites and products and services. We may need to incur additional costs to upgrade our computer systems in order to accommodate system disruptions, security risks and increased demand if we anticipate that our systems cannot handle higher volumes of traffic in the future. However, the costs and complexities involved in expanding and upgrading our systems may prevent us from doing so in a timely manner and may prevent us from adequately meeting the demand placed on our systems.

Any significant interruption in the operations of our data centers could cause a loss of data and disrupt our ability to manage our network hardware and software and technological infrastructure, and any significant interruption in the operations of our call center could disrupt our ability to respond to requests for help or service and process orders in a timely manner.

All of our web platform servers and routers, including backup servers, are currently located in co-location facilities in California. As part of our disaster recovery arrangements, we will replicate all of our customers’ data in a separate backup facility. If we are not successful in implementing this plan, we will face additional risks relating to the central location of our servers. Any disruption of operations or damage to these servers could materially harm our ability to operate our business. We also may need to make additional investments to improve the performance of our platform and prevent disruption of our services. Any disruption or significant interruption in the operations of our data centers may result in a loss of customer satisfaction and limit our ability to retain and attract customers.

Domestic and foreign government regulation relating to the internet or our Motivating the Masses programs and services could cause us to incur significant expense, and failure to comply with applicable regulations could make our business less efficient or even impossible to continue to operate.

As web-based commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. In addition, taxation of services provided over the internet or other charges imposed by government agencies or by private organizations for accessing the internet may also be imposed. Any regulation imposing greater fees for internet use or restricting information exchange over the internet could result in a decline in the use of the internet and the viability of internet-based services, which could materially harm our business.

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If we are unable to maintain and enhance our Motivating the Masses brand identity, our business and results of operations may suffer.

The continued development of our Motivating the Masses brand identity is important to our business, and expanding strategic coaching and professional development coaching brand awareness is critical to attracting and retaining our consumers and professional businesses. Our existing and potential consumers may not be aware of the relationship of our product brands with one another, particularly the books, CDs and seminars, which serve as an umbrella for our Motivating the Masses Programs. If we intend to increase revenues and extend our geographic reach, maintaining quality and consistency across all of our products and services may become more difficult to achieve, and any significant and well-publicized failure to maintain this quality and consistency will have a detrimental effect on our Motivating the Masses brand. We cannot provide assurances that our sales and marketing efforts will be successful in further promoting our Motivating the Masses brand in a competitive and cost-effective manner. If we are unable to maintain and enhance our Motivating the Masses brand recognition and increase awareness of our products and services, or if we incur excessive sales and marketing expense, our business and results of operations could be materially adversely affected.

Our future growth and profitability may depend in large part upon the effectiveness and efficiency of our marketing expenditures in recruiting new consumers and professional businesses.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures, including our ability to: (i) create greater awareness of our Motivating the Masses Programs and band name; (ii) select the right market, media and specific media vehicles in which to advertise; (iii) identify the most effective and efficient level of spending in each market, media and specific media vehicle; (iv) determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures; (v) effectively manage marketing costs, including creative and media expense in order to generate and maintain acceptable consumer acquisition costs; (vi) generate leads for sales, including obtaining lists of businesses in a cost-effective manner; (vii) drive traffic to our website; and (viii) convert consumer and business inquiries into actual attendance at seminars.

We are hiring a nationally recognized Public Relations firm, to give us exposure and awareness in the market. Our current model has relied on word of mouth and events. We have never invested in a public relations firm. With the expansion of our training team it will allow us to serve more clients and more markets increasing sales and services.

Our planned marketing expenditures may not result in increased revenue or generate sufficient levels of Motivating the masses Programs and brand awareness, and we may not be able to increase our net sales at the same rate as we increase our advertising expenditures.

We operate in a market which is subject to rapid technological and other changes, and increasing competition could lead to pricing pressures, reduced operating margins, loss of market share and increased capital expenditures.

The markets for our strategic coaching and professional development coaching products and services are highly competitive, and we expect increased competition in the future that could adversely affect our revenue and market share. Although many individuals and businesses are attempting to address this need in the market place, the bulk of this education still takes the form of explaining product details. Those current competitors include but are not limited to: (i) providers of strategic coaching and professional development coaching seminars, products and materials; (ii) companies that provide strategic coaching and professional development coaching product software and web-based services; (iii) traditional print strategic coaching and professional development coaching product materials; and (iv) non-profit and membership educational organizations and government agencies that offer online and offline strategic coaching and professional development coaching products and services, including in some cases at no cost. Some of our competitors may have more resources than we do, and several may have larger customer bases and greater brand recognition in the industry markets we serve. Further, larger established companies with high brand recognition may develop online strategic coaching and professional development coaching products and services that are competitive with our core products and services. These competitors may be able to devote greater resources than us to the development, promotion and sale of their services and respond more quickly than we can to new technologies or changes in literacy, consumer requirements or preferences. We may not be able to compete effectively with current or future competitors, especially those with significantly greater resources or more established customer bases, which may materially adversely affect our sales and our business.

Protection of our intellectual property is limited, and any misuse of our intellectual property by others could harm our business, reputation and competitive position.

Our trademarks, copyrights, trade secrets, trade dress and designs are valuable and integral to our success and competitive position. However, we cannot assure you that we will be able to adequately protect our proprietary rights through reliance on a combination of copyrights, trademarks, trade secrets, confidentiality procedures, contractual provisions and technical measures from outside influences. Protection of trade secrets and other intellectual property rights in the markets in which we operate and compete is highly uncertain and may involve complex legal questions. We cannot completely prevent the unauthorized use or infringement of our intellectual property rights, as such prevention is inherently difficult.

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We also expect that the more successful we are, the more likely that competitors will try to illegally use our proprietary information and develop products that are similar to ours, which may infringe on our proprietary rights. In addition, we could potentially lose future trade secret protection for our source code if any unauthorized disclosure of such code occurs. The loss of future trade secret protection could make it easier for third parties to compete with our products by copying functionality. Any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information and trade secret protection. If we are unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, service revenue, reputation and competitive position could be materially adversely affected.

The confidentiality, non-disclosure and other agreements we use to protect our products, trade secrets and proprietary information may prove unenforceable or inadequate.

We protect our products, trade secrets and proprietary information, in part, by requiring all of our employees and consultants to enter into agreements providing for the maintenance of confidentiality. We also enter into non-disclosure agreements with our technical consultants to protect our confidential and proprietary information. We cannot assure you that our confidentiality agreements with our employees, consultants and other third parties will not be breached, that we will be able to effectively enforce these agreements, that we will have adequate remedies for any breach, or that our trade secrets and other proprietary information will not be disclosed or will otherwise be protected.

Other than securing protection for our trademarks, we do not have protection of any of our other intellectual property and any misuse of our intellectual property by others could harm our business, reputation and competitive position.

We have secured protection of certain trademarks as follows: (i) Yes! Yes!; (ii) Motivating the Teen Spirit; (iii) No Mater What; and (iv) Lisa Nichols. Our trademarks, copyrights, trade secrets and designs are valuable and integral to our success and competitive position. Other than the protection afford our trademarks as referenced by the U.S. Patent, Copyright and Trademark Office, we have not filed for any further protection with the U.S. Patent, Copyright and Trademark Office regarding our intellectual property. And, we cannot assure you that we will be able to adequately protect our proprietary rights through reliance on a combination of copyrights, trademarks, trade secrets, confidentiality procedures, contractual provisions and technical measures from outside influences. Protection of trade secrets and other intellectual property rights in the markets in which we operate and compete is highly uncertain and may involve complex legal questions. We cannot completely prevent the unauthorized use or infringement of our intellectual property rights, as such prevention is inherently difficult.

We also expect that the more successful we are, the more likely that competitors will try to illegally use our proprietary information and develop products that are similar to ours, which may infringe on our proprietary rights. In addition, we could potentially lose future trade secret protection for our source code if any unauthorized disclosure of such code occurs. The loss of future trade secret protection could make it easier for third parties to compete with our products by copying functionality. Any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information and trade secret protection. If we are unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, service revenue, reputation and competitive position could be materially adversely affected.

Although we have obtained protection for certain of our trademarks, we have not registered copyrights for all of our Motivating the Masses Programs and products, which may limit our ability to enforce them.

We have not registered our copyrights in all of our materials, website information, designs or other copyrightable works. The United States Copyright Act automatically protects all of our copyrightable works, but without registration we cannot enforce those copyrights against infringers or seek certain statutory remedies for any such infringement. Preventing others from copying our products, written materials and other copyrightable works is important to our overall success in the marketplace. In the event we decide to enforce any of our copyrights against infringers, we will first be required to register the relevant copyrights, and we cannot be sure that all of the material for which we seek copyright registration would be registrable in whole or in part, or that once registered, we would be successful in bringing a copyright claim against any such infringers.

We must monitor and protect our internet domain name to preserve its value. We may be unable to prevent third parties from acquiring a domain name that is similar to, infringe on or otherwise decrease the value of our trademarks.

We own the domain name “MotivatingtheMasses.com. Third parties may acquire substantially similar domain names that decrease the value of our domain name and trademarks and other proprietary rights which may hurt our business. Moreover, the regulation of domain names in the United States and foreign countries is subject to change. Governing bodies could appoint additional domain name registrars or modify the requirements for holding domain names. Governing bodies could also establish additional “top-level” domains, which are the portion of the web address that appears to the right of the “dot,” such as “com,” “net,” “gov” or “org.” As a result, we may not maintain exclusive rights to all potentially relevant domain names in the United States or in other countries in which we conduct business, which could harm our business and reputation.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of Lisa Nichols, our founder, Chief Executive Officer, and Susie Carder, our President, Chief Operating Officer, Chief Financial Officer, and a member of our Board, and our other executive officers and members of our senior management team. Other than non-compete provisions of limited duration included in employment agreements that we may or will have with certain executives, we do not generally seek non-compete agreements with key personnel, and they may leave and subsequently compete against us. The loss of service of any of our senior management team, particularly those who are not party to employment agreements with us, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could have a material adverse effect on our business.

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We may be unable to attract and retain the skilled employees needed to sustain and grow our business.

Our success to date has largely depended on, and will continue to depend on, the skills, efforts and motivations of our executive team and employees, who generally have significant experience with our Company and within the motivational speaking industry. Our success also depends largely on our ability to attract and retain highly qualified IT engineers and programmers, to train professionals for content writing and editing sales and marketing managers and corporate management personnel. We may experience difficulties in locating and hiring qualified personnel and in retaining such personnel once hired, which may materially and adversely affect our business.

Although we do not currently transact a material amount of business in foreign countries, we intend to expand into international markets- which will subject us to additional economic, operational and political risks that could increase our costs and make it difficult for us to continue to operate profitably.

We market our Motivating the Masses Programs and products primarily in the United States and intend to expand into other international markets, including Canada and Europe. The addition of international operations may require significant expenditure of financial and management resources and result in increased administrative and compliance costs. The international market has been demanding our services for the past 4 years, with limited resources we haven’t been able to capitalize on the growth opportunity. With the investment funds it will allow us to strategically penetrate those markets. As a result of such expansion, we will be increasingly subject to the risks inherent in conducting business internationally, including: (i) foreign currency fluctuations, which could result in reduced revenue and increased operating expense; (ii) potentially longer payment and sales cycles; (iii) increased difficulty in collecting accounts receivable; (iv) the effect of applicable foreign tax structures, including tax rates that may be higher than tax rates in the United States or taxes that may be duplicative of those imposed in the United States; (vi) tariffs and trade barriers; (vii) general economic and political conditions in each country; (ix) inadequate intellectual property protection in foreign countries; (x) uncertainty regarding liability for information retrieved and replicated in foreign countries; (xi) the difficulties and increased expense in complying with a variety of domestic and foreign laws, regulations and trade standards, including the Foreign Corrupt Practices Act; and (xi) unexpected changes in regulatory requirements.

We may need additional capital in the future, but there is no assurance that funds will be available on acceptable terms, or at all.

We may need to raise additional funds in order to achieve growth or fund other business initiatives. This financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders if raised through additional equity offerings. Additionally, any securities issued to raise funds may have rights, preferences or privileges senior to those of existing stockholders. If adequate funds are not available or are not available on acceptable terms, our ability to expand, develop or enhance services or products, or respond to competitive pressures may be materially limited.

Any existing indebtedness could adversely affect our financial condition and we may not be able to fulfill our debt obligations.

Any proposed indebtedness may contain various covenants that may limit our ability to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay dividends or make other distributions to our stockholders; (iii) make restricted payments; (iv) engage in transactions with affiliates; and (v) enter into proposed business transactions or combinations. These restrictions could limit our ability to withstand general economic downturns that could affect our business, obtain future financing, make acquisitions or capital expenditures, conduct operations or otherwise capitalize on business opportunities that may arise. Additionally, if we incur substantial debt for working capital purposes, we may use a significant portion of our cash flow to pay interest on our outstanding debt, limiting the amount available for working capital, capital expenditures and other general corporate purposes.

We may be more vulnerable to adverse economic conditions than less leveraged competitors and thus less able to withstand competitive pressures. If our cash flow is inadequate to make interest and principal payments on our debt, we might have to refinance our indebtedness or issue additional equity or other securities and may not be successful in those efforts or may not obtain terms favorable to us. Additionally, our ability to finance working capital needs and general corporate purposes for the public and private markets, as well as the associated cost of funding, is dependent, in part, on our credit ratings, which may be adversely affected if we experience declining service revenue. Any of these events could reduce our ability to generate cash available for investment or debt repayment or to make improvements or respond to events that would enhance profitability.

We are not raising any funds in this offering and paying offering expenses, which could limit our available cash.

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As of June 30, 2013, we had current assets of $980,702 and cash in the amount of $345,947. As of December 31, 2012, we had current assets of $1,176,100 and cash in the amount of $595,128. We will not receive any proceeds from this offering, and we will be paying the estimated offering expenses of $30,409.20.  The offering expenses of $30,409.20 will reduce our current assets and available cash. Therefore, we may be in worse financial condition following this offering than we were prior to commencement of this offering.

We are considered an "emerging growth company" as defined under the Jumpstart Out Business Startups Act ("JOBS"). As an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

An emerging growth company is a company with annual gross revenues of less than $1,000,000,000 during its most recently completed fiscal year. We will retain our emerging growth status and reduced regulatory and reporting requirements associated with it until the earliest of:

•	the last day of the first fiscal year during which we have annual gross revenues of $1,000,000,000 or more;
•	the last day of the first fiscal year following the fifth anniversary of our initial public offering ("IPO");
•	the date on which we have, during the previous three year period, issued more than $1,000,000,000 in non-convertible debt; or
•	the date on which we are deemed to be a large accelerated filer.

As an emerging growth company, we are exempt from certain regulatory and reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The JOBS Act facilitates the IPO process for emerging growth companies by exempting them from:

•	Section 14A(a) and (b) of the Exchange Act implemented by Section 951 of the Dodd-Frank Act, which requires companies to hold shareholder advisory votes on executive compensation and golden parachute compensation;
•	Section 14(i) of the Exchange Act, which will require companies to disclose the relationship between executive compensation actually paid and the financial performance of the company;
•	Section 953(b)(1) of the Dodd-Frank Act, which will require companies to disclose the ratio between the annual total compensation of the chief executive officer and the median on the annual total compensation of all employees of the respective company;
•	The requirement to provide certain other executive compensation disclosure under Item 402 of Regulation S-K, of which an emerging growth company will be required to comply only with the more limited provisions of Item 402 applicable to smaller reporting companies.
•	An emerging growth company will not be required to provide an auditor's attestation report on internal financial reporting controls under Section 404(b) of the Sarbanes-Oxley Act of 2002;
•	An emerging growth company will not have to comply with any new or revised financial accounting standards not applicable to private companies; and
•	An emerging growth company will not have to comply with any rules that the Public Company Accounting Oversight Board might adopt requiring audit firm rotation or auditor discussion and analysis of the issuer's financial statements.

Risks Related To This Offering

There is no market for our shares of common stock and we may never develop a market, which would render investors’ investment illiquid.

SEC Rule 15c2-11 was designed to allow non-reporting company's securities to be quoted on The Financial Industry Regulatory Authority ("FINRA") Over-the-Counter Bulletin Board or other market by filing disclosures. Rule 15c2-11 requires market makers to review basic issuer information prior to publishing quotations for the issuer's securities. Market makers must have a reasonable basis for believing that the information is accurate and from reliance sources.

If a security has eligible status, it means one or more market makers has received clearance to quote the issue on the OTC Bulletin Board within the last 30 days. During the "eligible" period, a frequency-of-quotation test is administered. The frequency-of-quotation test is based on whether a broker/dealer has itself published quotations in the security in the applicable interdealer quotation system on at least 12 business days during the preceding 30 calendar days with not more than four consecutive business days without quotations. Once this criteria has been satisfied, authorized participants may register online in a security. As long as the security remains in an "active" state, any participant may quote the security without a Form 211 submission.

Our common shares are not listed on any stock market or exchange, making the selling and trading of our shares exceedingly difficult. Without a secondary market, one is not easily able to sell or trade our shares after purchasing them, and therefore may be stuck with their shares, rendering them illiquid. A market maker has verbally agreed (but is not bound by such agreement) to submit a Form 211 application for a priced quotation on a market on our behalf, but there is no guarantee that our application will be approved. And even if we are accepted, quotation on a market doesn't assure that a meaningful market will be created and sustained. It is common, in fact, for newly listed companies to have a non-existent trading volume on any given day.

Any future market price for our shares may be volatile.

In the event we obtain a listing on an exchange , the market price for our shares is likely to be highly volatile and subject to wide fluctuations in response to various factors, including the following: (i) actual or anticipated fluctuations in our quarterly operating results and revisions to our expected results; (ii) changes in financial estimates by securities research analysts; (iii) conditions in the market for our financial literacy products; (iv) changes in the economic performance or market valuations of companies specializing in the financial literacy education industries; (v) announcements by us or our competitors of new services, strategic relationships, joint ventures or capital commitments; (vi) addition or departure of key personnel; (vii) fluctuations of exchange rates between foreign currency and the U.S. dollar; (viii) litigation related to any intellectual property; and (ix) sales or perceived potential sales of our shares.

In addition, the securities market has from time to time, and to an even greater degree since the last quarter of 2007, experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ordinary shares.  Furthermore, in the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs and a diversion of our management’s attention and resources.

Our common stock will be classified as a “penny stock” under SEC rules which will limits the market for our common stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock

Purchasers in this offering will have limited control over decision making because Lisa Nichols and Susie Carder, our Chief Executive Officer and President/Chief Operating Officer, respectively, control a majority of our issued and outstanding common stock.

Presently, Lisa Nichols, our Chief Executive Officer and a director, and Susie Carder, our President/Chief Operating Officer and a director, together beneficially owns approximately 67.99% of the total issued and outstanding shares of common stock. In the event that all 2,000,000 shares offered by Lisa Nichols were sold, the combined ownership of Lisa Nichols and Susie Carder would be approximately 54.00%. Because of such ownership, investors in this offering will have limited control over matters requiring approval by our shareholders, including the election of directors. Such control may also make it difficult for our shareholders to receive a premium for their shares of common stock in the event the Company enters into transactions which require stockholder approval. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control. For example, Nevada law provides that not less than two-thirds vote of the stockholders is required to remove a director for cause, which could make it more difficult for a third party to gain control of our Board of Directors. This concentration of ownership limits the power to exercise control by the minority shareholders.

Our Chief Executive Officer and President/Chief Operating Officer, respectively, have little or no experience managing a public reporting company and may not be fully aware of all the requirements under the Securities Exchange Act of 1934, as amended, including those regarding internal controls. Neither executive officer has previously managed a public reporting company and, therefore, will need to rely on the expertise of others, including the Company's outside accountant, auditors and legal counsel, regarding preparation of reports under the Securities Exchange Act, preparation of financial statements according to U.S. GAAP, establishment of internal controls and procedures, and overall compliance with the Sarbanes-Oxley Act.

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We are not a fully reporting company under the Exchange Act of 1934, as amended, and thus subject only to the reporting requirements of Section 15(d)

Until our common stock is registered under the Exchange Act of 1934, as amended (the “Exchange Act”), we will be subject only to the reporting obligations imposed by Section 15(d) of the Exchange Act.  Section 15(d) of the Exchange Act requires issuers to file periodic reporting with the Securities and Exchange Commission when they have issued any class of securities for which a registration statement was filed and became effective pursuant to the Securities Act of 1933, as amended. The purpose of Section 15(d) is to ensure that investor who buy securities in registered offering are provided with the same information on an ongoing basis that they would receive if the securities they purchased were listed on a securities exchange or the issuer were otherwise subject to periodic reporting obligations i.e, under Section 13 of the Exchange Act.

The reporting obligations under Section 15(d) are automatically suspended when: (i) any class of securities of the issuer reporting under Section 15(d) is registered under Section 12 of the Exchange Act; or (ii) at the beginning of the issuer’s fiscal year, other than the year in which the registration statement became effective, the class of securities covered by the registration statement is held of record by fewer than 300 persons. In the latter case, the Company would no longer be subject to periodic reporting obligations so long as the number of holders remains below 300 unless we file a registration statement with the Securities and Exchange Commission under Section 12 of the Securities Act.  Management of the Company, however, fully intends to file on an ongoing basis all periodic reports required under the Exchange Act.

The Company anticipates an increase in expenses that will result from becoming a reporting company. Management has estimated the yearly increase in expenses to be $150,000, which will consist of approximately $50,000 in audits and reviews, $50,000 in legal costs, and $50,000 in filing and miscellaneous fees. The Company does not anticipate a change in officer compensation once it becomes a reporting company.

Nevada law and our Articles of Incorporation may protect our directors from certain types of lawsuits.

Nevada law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholder. We will not receive any of the proceeds from the sale of these shares.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the Company’s Board of Directors.

The fixed offering price of $1.50 may not reflect the market price of our shares after the offering. The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

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DILUTION

The shares that are currently being registered under this registration statement have already been issued and are currently outstanding. Therefore, there will be no dilutive impact on the Company’s current shareholders as a result of re-sales by the selling shareholders’ shares under this registration statement.

If the company finds it necessary to raise additional funds, dilution may occur to some or all existing shareholders, including purchasers of shares offered in this offering, depending upon the price at which such shares are sold in the future.

SELLING SECURITY HOLDERS

The following table presents information regarding the Selling Security Holder and their relationship to the Company.

			(C) Percentage of		(E) Percentage of
			Outstanding		Outstanding
		(B) Shares	Shares		Shares
		Beneficially	Beneficially	(D) Shares to	Beneficially
(A) Selling	Relationship	Owned Before	Owned Before	be sold in the	Owned After
Securities Holders	to Issuer	the Offering	the Offering (1)	Offering (2)	the Offering
Lisa Nichols	CEO	6,721,500	47.01%	2,000,000	33.02%
		6,721,500	47.01%	2,000,000	33.02%

(1)	The percentage ownership is based on a total of 14,297,900 shares of our common stock outstanding as of September 10, 2013. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Note that affiliates are subject to Insider trading regulations - percentage computation is for form purposes only.

(2)	Selling Security Holders: Lisa Nichols, Chief Executive Officer

PLAN OF DISTRIBUTION

To be quoted on the Over-the-Counter Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. To date, we have not engaged a market maker to apply for quotation on the OTC Bulletin Board on our behalf.

The shares are not currently quoted by a market maker on any stock exchange. However we will seek to have the shares quoted by a market maker on the Over-the-Counter-Bulletin Board immediately following the effectiveness of this registration statement. Each selling stockholder and any of its pledges, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares.

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-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	settlement of short sales;

-	broker- dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

-	Any other method permitted pursuant to applicable law.

The selling stockholder Lisa Nichols, Chief Executive Officer of the Company, may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The shares of common stock held of record by Ms. Nichols will be freely tradable upon the earlier of (i) effectiveness of a registration statement covering the resale of such shares; or (ii) the date on which such shares may be sold without registration pursuant to Rule 144 under the Securities Act and the sale of such shares could have a negative impact on the price of its common stock. There is a six month holding period for a reporting company and a one year holding period under Rule 144 for a non-reporting company during which the subject securities may not be sold. After the holding period, an affiliate of the Company, including officers and directors, may sell their respective shares under Rule 144 volume limitations. The number of securities which may be sold by an affiliate during any three month period cannot exceed the greater of 1% of the outstanding shares or, if the class is listed on a stock exchange, the greater of 1% or the average reported weekly trading volume during the four weeks preceding the filing of a notice of sale on Form 144. Over-the-counter stocks, including those quoted on the OTC MM and the Pink Sheets, can only be sold using the 1% measurement.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what are customary in the types of transactions involved. In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholder and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. If the selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholder may be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Under the Securities Act of 1933 (the “33 Act”), as interpreted by SEC rules and regulations, Selling Shareholders are not allowed to sell their shares of the Company Short into any existing public market for the Company’s common stock, (or “against the box”), before this registration statement is declared effective, as to do so would constitute a violation of Section 5 of the 33 Act.

We will not receive any proceeds from the sale of the shares by the selling stockholder.

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REGULATION M

We plan to advise the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder are not permitted to cover short sales by purchasing shares while the distribution of it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

STATE SECURITIES LAWS

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

EXPENSES OF REGISTRATION

We are bearing substantially all costs relating to the registration of the shares of common stock offered hereby. These expenses are estimated to be $30,409.20, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholder, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of such shares common

LEGAL PROCEEDINGS

We are not a party to any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers. Also the principal offices and positions with us held by each person and the date such person became our director, executive officer. Our executive officers are appointed by our Board of Directors. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. There are no family relationships among our directors, executive officers, director nominees.

Name	Age	Position
Lisa Nichols	46	Chief Executive Officer and Director
Susie Carder	48	President, Chief Operating Officer, Chief Financial Officer, and Director

Lisa Nichols CEO/ Chief Creative Officer

Lisa Nichols is a best-selling author, a popular public speaker, a powerful coach, and a charismatic teacher!

Her participation in the self-development phenomenon, The Secret, catapulted her popularity across the globe. Lisa has appeared on the “Oprah Winfrey Show,” “Extra,” “Larry King Live” and on NBC’s Emmy Award-winning show, “Starting Over.”

In addition, Lisa is the founder of Motivating the Masses and CEO of Motivating the Teen Spirit, LLC.

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Her new book, No Matter What! Hit 6 bestsellers list, including the New York Times list, in the first 37 days of being released and has already been sold in 20 foreign languages. Lisa has been coined “The Break through Specialist” by her peers in the industry.)

Lisa has been honored with many awards in recognition for her empowering work, including the Humanitarian Award from South Africa, the Ambassador of Good Will Award, Emotional Literacy award, The Legoland Foundation’s Heart of Learning Award. The Mayor of Henderson, Nevada has proclaimed November 20th as Motivating the Teen Spirit Day. And recently the Mayor of Houston, Texas proclaimed May 9th as Lisa Nichols day for her dedication to service, philanthropy and healing.

Lisa is a dynamic speaker with an extraordinary story and a tremendous ability to touch people’s hearts and souls. She is a master at accomplishing unfathomable goals and teaching others to do the same. Lisa Nichols has transformed her life from struggling single mom to a motivational millionaire entrepreneur, and she has dedicated her life to teaching others how to do the same.

Susie Carder President/COO

Susie Carder is an expert in providing companies with training, organizational development, management leadership development, and growth solutions. As CEO of Salon Training International from 1995 to 2010 she gained expertise in operations management, finance, sales accountabilities systems, and marketing. She developed and implemented strategic business plans at Salon Training International which led the company to increase its revenues and investment opportunities. Furthermore, she has excelled in creating both the structure and team necessary to guide the company through the turbulence and uncertainty of this dramatic growth. Susie Carder has been instrumental in the development of MTM systems, procedures, company culture, revenue steams, and service delivery for the past 10 years as a consultant and/or as an Executive Coach to the founder Lisa Nichols.  In the eyes of the organization no one was better positioned, educated and invested to occupy a Director’s position.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

None of our officer nor directors, promoters or control persons have been involved in the past ten years in any of the following:

(1)	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
(2)	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
(3)	Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
(4)	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

COMMITTEES: AUDIT COMMITTEE FINANCIAL EXPERT.

The Company does not currently have an Audit Committee.

CODE OF ETHICS

The Company has not adopted a Code of Ethics.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 10, 2013, with respect to the beneficial ownership (1) of the Company’s outstanding Common Stock by (i) any holder of more than five (5%) percent; (ii) the Company’s executive officer and directors; and (iii) the Company’s directors and executive officer as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Unless otherwise indicated, the address of each stockholder listed in the table is correct. As of the date of this Prospectus, there are 14,297,900 shares of common stock issued and outstanding.

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Name and Address(1)	Number of Shares Beneficially Owned	Class	Percentage of Class Before Offering (2)	Percentage of Class After Offering (2)
Lisa Nichols, CEO and Director	6,721,500	Common	47.01%	33.02%

Susie Carder, President, COO and Director	3,000,000	Common	20.98%	20.98%

Corso, Steven	1,500,000	Common	10.49%	10.49%

All directors and executive officers (2 persons)	9,721,500	Common	67.99%	54.00%

*Denotes less than 1%

  Unless noted otherwise, the address for all persons listed is c/o the Company at 2121 Palomar Airport Road, Suite 300, Carlsbad, CA 92011

  The above percentages are based on 14,297,900 shares of common stock outstanding as September 10, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR

Related Party Transactions

Sale of Fixed Asset

On February 1, 2013, the Company sold the automobile and related note payable to an officer of the Company. On the date of sale, the automobile had a net book value of $7,416 and related note payable balance of $8,589 which resulted in the Company recording a gain on the sale of assets in the amount of $1,174.

Share Exchange Agreement

Motivating the Teen Spirit, LLC, (MTS) was founded by the Company’s CEO, Lisa Nichols, and provided similar products and services that were also offered by the Company. Over the years, the Company and MTS have loaned money to and from each other at zero percent interest and payable on demand. At December 31, 2012 and 2011, the Company had a related party receivables balance of $0 and $26,836, respectively.

In August of 2012, MTS was dissolved and ceased operations. In conjunction with the dissolution of MTS, the Company acquired the assets and intellectual property of MTS through a share exchange, whereby the Company issued 70,000 shares of common stock to 14 individuals in exchange for their rights in the assets and intellectual property of MTS having a value of $35,000 based upon recent market value. At the time of the share exchange, the Company received $60,000 in cash and intellectual property, representing all of the assets of MTS. The Company allocated the $60,000 received as follows: $26,836 for the repayment of the loan to MTS, and the remaining $33,164 of cash was recorded as an additional cash asset to the Company. As a result of the share exchange, the Company valued the intellectual property of MTS at $1,836 which is the difference between the value of shares given and value of assets received.

Director Independence

At this time the Company does not have a policy that it’s directors or a majority be independent of management as the Company has at this time only two directors. It is the intention of the Company to implement a policy that a majority of the Board member be independent of the Company’s management as the member’s of the board of director’s increases. A Director is considered independent if the Board affirmatively determines that the Director (or an immediate family member) does not have any direct or indirect material relationship with the Company or its affiliates or any member of senior management of the Company or his or her affiliates. The term “affiliate” means any corporation or other entity that controls, is controlled by, or under common control with the Company, evidenced by the power to elect a majority of the Board of Directors or comparable governing body of such entity. The term “immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in law, brothers- and sisters-in-laws and anyone (other than domestic employees) sharing the Director’s home.

Committees: Audit Committee Financial Expert.

The Company does not currently have an Audit Committee.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and the provisions of our Articles of Incorporation and By-Laws, each as amended, is only a summary.

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Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock and 1,000,000 shares of preferred stock, both $0.001 par values per share. As of September 10, 2013, there were 14,297,900 outstanding shares of common stock and 0 outstanding shares of Preferred Stock. Set forth below is a description of certain provisions relating to our capital stock.

Common Stock

We are authorized by our Articles of Incorporation to issue 75,000,000 shares of common stock, par value $0.001 per share. As of September 10, 2013 there were 14,297,900 shares of common stock issued and outstanding. Holders of shares of common stock have full voting rights, one vote for each share held of record. Stockholders are entitled to receive dividends as may be declared by the Board out of funds legally available therefore and share pro rata in any distributions to stockholders upon liquidation. Stockholders have no conversion, pre-emptive or subscription rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized by our Articles of Incorporation to issue 1,000,000 shares of preferred stock, par value $0.001 per share. As of September 10, 2013 there were 0 shares of preferred stock issued and outstanding. Authority shall be vested in the board of directors to designate the voting powers, designations, preferences, limitations, restrictions, and rights of preferred stock. As of September 10, 2013 the board of directors has not designated any preferences to the 1,000,000 authorized shares of preferred stock.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Dividend Policy

We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying cash dividends in the foreseeable future. The authorized but unissued shares of our common stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or private offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Company’s Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

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Transfer Agent and Registrar

We presently serve as our own transfer agent and registrar for our common stock.

REPORTS TO SECURITY HOLDERS

The proxy rules or regulations or stock exchange requirements do not require us to send an annual reports to our security holders or to holders of our depository receipts. Upon effectiveness of this Registration Statement, we will file annual, quarterly, current reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy documents referred to in these reports that have been filed with the Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the $0.001 par value common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our $0.001 par value common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We will also be subject to the informational requirements of the Exchange Act which will require us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we will file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

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Our By-laws include an indemnification provision under which we have agreed to indemnify our directors and officers and hold them harmless from and against claims arising from or related to acts or omissions while a director or officer of the Company, including costs and legal expenses, to the fullest extent permitted by Nevada Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2012 and 2011 have been audited by Alan R. Swift, CPA, PA. The reports of Alan R. Swift, CPA, PA are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

The opinion solely regarding validity of the shares offered herein has been provided by Diane D. Dalmy and has been filed with the Registration Statement.

INFORMATION WITH RESPECT TO MOTIVATING THE MASSES

Description of Business

We will provide top-quality professional development and coaching services through our Motivating the Masses Programs. Our Chief Executive Officer believes that most small businesses and entrepreneurs suffer two major challenges. She believes they lack training or development resources and the depth of knowledge needed to focus on their businesses from a true "ownership" perspective. Both lead to lowered expectations, lack of business and personal growth and frequent owner burnout. We believe that we can improve upon and exploit these weaknesses to gain local market share.

We will provide our professional development services in the most effective manner and with an ongoing comprehensive quality-control program to provide 100% client satisfaction. We view each contract as an agreement not between a business and its clients, but between partners who wish to create a close and mutually-beneficial long-term relationship. We believe this will help to provide greater long-term profits through referrals and repeat business.

We believe that the initiation of the following key procedures will enable us to reach our goals:

•	The creation of a unique, upscale, innovative environment that will differentiate our Motivating The Masses Programs from other coaching or professional development businesses.

•	Educating the business community on what business and strategic coaching has to offer.
•	The formation of a learning environment that will bring people with diverse interests and backgrounds together in a common forum to overcome challenges both professionally and personally.
•	Assorted programs and pricing structures that offer affordable access to the resources of business coaching and other consulting services.
•	Train and develop key individuals to leverage our trainings, coaching programs and platforms
•	Hire the executive team

We plan to use our existing contacts and customer base to generate both short and long-term coaching contracts. Our long-term profitability will rely on professional contracts obtained through strategic alliances, a comprehensive marketing program and a successful referral program. Our Chief Executive Officer has fifteen years of industry experience. We intend to partner with the national marketing organizations to provide services.

We are focused on professional development, strategic workshops, one-on-one coaching and special project relationships offered through our Motivating the Masses Programs. Our expansion will provide a separate and comprehensive coaching, mastermind session, and online membership services.

Coaches

The coaches at Motivating the Masses, if not a salaried employee, are hired on as contractors for 1 year contracts. The coaches coach clients for the duration of their programs. Each program varies in length depending on the need of the client. Products and programs vary from online programs that have their speed and duration dictated by the client, to one-day VIP days, 6 session coaching and then there is a one year program called the Global Leadership Program.

The clients typically elect a payment program that usually is the length of their program which means that their payments usually coincide with the progress of their programs. Clients wishing to cancel usually downgrade to a lesser costing program as most reasons to cancel are financial. In the event the client wishes to cancel and they have paid ahead of the value received, no refunds are given and the credit will remain on the books to use within 12 months. Clients usually elect to close out their credits with coaching sessions.

As of June 1, 2013, our coaches were hired on as full time employees in lieu of being a hired contractor. Clients have, on the rare occasion, changed coaches if the coaching did not align with the client’s particular needs. In the case of a coach resigning, they typically close out coaching with their clients prior to ending their coaching contracts.

Our core team of coaches consists of Allyson Byrd, Nicole Robers Jones and Tia Ross.

Ms Byrd from 2010 to 2012 was CEO and President of Purpose Within, a motivational support company. Prior to that she worked as a Corporate Field Trainer for Blackberry focusing on motivating retail management teams. From 2006 to 2009 she worked as a senior training team leader for Hoover developing employee training programs.

Nicole Roberts Jones has a Masters in social work from USC and for the past 10 years was the founder and chairwoman for IMANI Corporation an organization designed to help minorities maximize their work potential.

Tia Ross received her Bachelors of Science Degree from San Diego State University. She previously worked as program coordinator for CAT/Wings, a San Diego probation department.

We will offer small business owners, managers, and entrepreneurs a reliable, high-quality resource for business coaching and professional and management development on both a local and national scale. Our mission is to help clients develop the strategy, motivation, and accountability required to succeed in their business and personal lives. We must be able to maintain a financial balance by charging a high value for our services and delivering an even higher value to our clients while offering affordable programs and pricing structures.

Products and Services

The Company’s main source of revenue is generated through its strategic coaching and professional development services. They market these services to small business owners, entrepreneurs, and self-employed professionals.  The core services that are offered from day one will be:

•	Two Year Strategic mindset Program: these quarterly workshops include strategic planning, peer advisory counseling, marketing/sales planning, accountability processes, business planning and work/life balance implementation.

•	One-on-One Coaching includes ongoing reinforcement to support strategic coaching programs, as well as professional development coaching, leadership, and career management.

•	On Demand Coaching (for time restricted clients) includes but is not limited to, affordable "on-demand," access to private and strategic business or professional coaching via phone/email.

•	Special Projects includes strategic business planning and implementation, marketing plans and implementation, leadership development, people management and systematizing businesses.

We will also offer keynote speaking events as follows:

•	Industry Events where we are paid to teach, receives wide exposure to the industry, and can sell our Motivating the Masses Programs and products and tools. We will deliver 27 of these type events annually (24.1%).

•	Industry Events where we are NOT paid to teach, receives wide exposure to the industry, and can sell our Motivating the Masses Programs and products and tools. We will deliver 58 of these type events annually (51.8%).

•	Private Events where we are paid to teach but there is little to no exposure or opportunity to sell our Motivating the Masses Programs and products and tools. We will deliver 27 of these type events annually (24.1%).

We will provide training and development through live seminars. These training and development seminars are one to eight hours held over one to five days depending on the needs of the client. They are as follows:

  Speak & Write to Make Millions- 2 days live training

We will focus on teaching how to speak powerfully, move and inspire an audience to action. Touch and connect to the hearts of those you are speaking to and overcome the fear of speaking in public. We will also present the 10 steps to writing a best seller, how to make more money than one can imagine doing what one loves to do and how to triple one's speaking and writing income instantly.

  No Matter What Training - 2 days live training

We will focus on teaching how to push past one's personal limitations to create a life one loves, shift from the limiting beliefs that have limited people in the past, create tangible shift in one's mindset behavior and actions and gain and maintain a peace of mind

  Wisdom & Wealth - 12 week tele-course in six modules

We will uncover the secrets of building wealth and wisdom, learn to leverage one's most value asset - you, identify what is holding one back from one's financial greatness, create the money system and the financial strategy to live one's dreams.

  Love & Money - 3 days live training

We will focus on whether you are ready to increase your wealth and be more in love? We will focus on whether one is having trouble breaking through to the next level of financial success and whether money has gotten in the way one's love life? The training also emphasizes whether one is looking to find their dream partner or re-ignite their passion for their partner.

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  Global Leadership Program - 12 months with group coaching.

This program will accelerate one's effectiveness in front of the room and more importantly in the back of the room.  The global leadership program is offered to only a few who are interested in mastering the art of presenting in front of a room. We will focus on: (i) 6 critical steps for increasing the impact of current content; (ii) ways to have any audience member feel like they are the only ones in the room; (iii) learning the secrets of having participants take action in their goals; (iv) uncover how the masters have people run to the back of the room to purchase more; (v) build trust and rapport in 60 seconds; (vi) be one's authentic self in front of any audience size; and (vii) learn to structure fees and multiply income streams

We will also be offering Motivating the Masses Program books and CDs: (i) "No Matter What"  home course study guide and book, which is a new personal coaching course.; (ii) "You Deserve It" CD, which focuses on owning one's past, releasing it and freeing their power to create life anew, replace fear with self-confidence and strength and how to respond to challenges and opportunities with mindful awareness; (iii) "Ladies Can We Talk CD, which focuses on creating healthier and more fulfilling relationships, enhancing money mindset, self image, health and champion -- finding one's passion and setting one's champion free. and (iv) "Proven Life Secrets" CD, which focuses on the secrets to personal, spiritual and financial prosperity.

Contracts are not cancelable except as noted and initialed on the sales form under the 3-day rescission clause. If a client does happen to cancel, any monies paid into their account in excess of the products and services already received, will remain as a credit on their account to use toward other products or services. Payment plan payments are received prior to or in conjunction with services/coaching. This avoids any bad debt issues as well as solidifies the client into their individual programs. No refunds are given.

Market Analysis

We intend to focus on small business owners, managers and entrepreneurs who are concerned that their businesses have not grown at the rate they want or need them to. Many of whom are frustrated that they are spending too much time in their businesses and may be burning out and worried that their business will not survive without them. These companies will have revenues of $10 million or less. Our marketing strategy is simple and cost-effective: we get exposure through their live business seminars, which are delivered all over North America. In 2010, these companies delivered 124 seminars which had an estimated audience of 35,000 professionals.

Our primary keys to success are: (i) market exposure - building reputation and mind share; (ii) market penetration - both breadth and depth; (iii) client acquisition; (iv) client retention; and (v) achieving or surpassing projections through strong performance and fiscal management. The reason we believe this strategy is effective is because participants who attend these workshops have in essence pre-qualified themselves as someone who is interested in learning about business and is willing to invest time and money to do so. This allows us to get right to the point and to aggressively sell our Motivating the Masses Programs, tools and support to participants. At a typical seminar, 19% of the participants will spend at least $347 for some sort of after training education or support.

Advertising

We have historically done very little print advertising in industry magazines but have instead spent the money to market directly to our own database of nearly 47,000 professionals. This is a database of past and current clients, as well as any participant who has attended a Motivating the Masses seminar and filled out an evaluation. Our database is used to send a quarterly newsletter which features new products and services, success stories, and information on upcoming events. We send out a monthly press release to industry press contacts and submit business articles to industry magazines when requested. We believe that has resulted in considerable and consistent exposure over the years with minimal cost.

We have hired a market leader in lead generation and lead conversion which allows us to capitalize on our untapped market. Our primary goal is to build and leverage our database and client base. We want to increase those numbers and focus more on leveraging those relationships with hiring inside sales support and outside sales support.

We are hiring a nationally recognized Public Relations firm to give us exposure and awareness in the market. Our current model has relied on word of mouth and events. We have never invested in a public relations firm. With the expansion of our training team it will allow us to serve more clients and more markets, thus increasing sales and services.

Market Segmentation

We will focus on two markets within the United States, the small business segment (businesses with more than one employee/owner), and the entrepreneur segment, which includes home-based and one-person business operations. Although we can handle larger organizations, the greatest benefit will come to businesses with under $10 million in annual sales. The majority of these companies are comprised of "technicians" who are gifted in the work of their business, but typically do not have the resources to have in-house staff dedicated to strategic planning, professional development and/or coaching.  Our goal is to eventually obtain approximately two-thirds of all our business from the small business segment, since this generates the greatest cash flow. Furthermore, this segment has the lowest percentage of variable costs. The small business segment is considered to be the company's cash cow.

The small business and entrepreneur markets are ideal targets for several reasons. As a small or entrepreneurial business, resources are often limited to core business functions such as production, administration, finance and distribution. Professional development, training, coaching and planning frequently goes unnoticed or even forgotten. As economic pressures increase and competition becomes more intense, these companies are always looking for effective ways to make themselves more prosperous. Furthermore, as a small or entrepreneurial business, the owner is typically an

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accountable technician which means he or she has everything on the line with regard to their business succeeding or not, and that their area of expertise is in the business they are "in."  Frequently, a technician will be attracted to the "work" of the business and neglect the fundamental health of the business, which includes nurturing both themselves and the customer base.

We believe that the United States spends more per capita on education than any other country. According to the American Society for Training and Development, as much as $210 billion is spent annually on employee training in the U.S. There are five basic groups that need training as follows:

  Large Businesses – These are firms with 100 or more employees. This group spends more than $28 billion in training, with the largest portion going to training managers and career personnel
  Small Businesses – These are firms with fewer than 100 employees. There are more than 79 million small businesses in the U.S. This group spends more than $20 billion on training each year.
  Professional Service Firms – This group includes doctors, lawyers, accountants, engineers, consultants, etc. Continuing education requirements move this group to spend training dollars disproportionate to their size, more than $11 billion per year.
  Individuals – Those who buy training with their own money and on their own time. This group spends more than $2.5 billion on training and they tend to be highly motivated.
  Government – Those employed in federal, state, and local governments, the military, post office personnel, school teachers and administrators. This group spends more than $23 billion in training funds annually.

Marketing Strategy

We plan to reach our target companies by four methods which have been proven to be effective. They are as follows:

Lead Generation Program or Affiliate Marketing: We will do a direct mailing with key affiliate partners.

Sample Previews: These are invitation-only workshops that we will host for referral sources (i.e., accountants, attorneys, financial planners, insurance professionals) as well as owners of businesses in a target market. The previews will be the actual first year program offered to paying clients. The intent is to provide value and proof of the strategic workshop process so that clients will be comfortable making referrals. We will be responsible for the generation of the lists to which these invitations will be sent.

Free Talks/Networking: This is an excellent opportunity for new coaches and new trainers to get exposure. These talks are given to Chambers of Commerce, trade councils, professional organizations, etc.  It has been industry experience that it is most beneficial to have at least two of these talks per month and attend two networking events per month.

Referrals: Referrals make up a large part of our business. They create an effective drip campaign and concentrated effort will leverage this opportunity.

Other Income Generators: Special Project Assistance. This includes writing private programs for specific businesses, designing custom programs, and retainer based coaching on an ongoing basis.

Competition

The key element in purchase decisions made at Motivating The Masses client level is trust in the professional reputation and reliability of the professional development firm. The professional development industry is pulverized and disorganized, with thousands of smaller consulting organizations and individual consultants for every one of the few dozen well-known companies. Competitors range from major international name-brand consultants to tens of thousands of individuals. One of our challenges will be establishing itself as a complete professional development company, creating "other" experts the client trust outside of Lisa Nichols while creating trust and confidence at the same level on a consistent basis. When dealing with the small or entrepreneurial business market, cost or price will be one of the greatest obstacles Motivating The Masses Programs will face. It will be up to us to assist our clients in the discovery of how much it may cost them NOT to pursue professional development and establish Motivating The Masses Programs as the most effective solution to their challenges. With time, reputation and referrals will allow for a steady stream of new clients as well as regular price increases. This is not a business to build brand as much as it is to build reliability.

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However, we believe the most unique benefit that Motivating The Masses Programs offer to clients is the ability to experience ongoing, reinforcement development, versus a typical "one-time" seminar format. Motivating The Motivating the Masses Programs provide development and support for a year or more. Since each strategic workshop client will be immediately qualified for one-on-one coaching, we will manage and monitor the specific progress of each client to ensure appropriate development.

Bankruptcy or Similar Proceedings

There has been no bankruptcy, receivership or similar proceeding pertaining to the Company.

Reorganizations, Purchase or Sale of Assets

There have been no material reclassifications, mergers, consolidations, or purchase or sale of a significant amount of assets not done in the ordinary course of business pertaining to the Company.

Patents, Trademarks, Franchises, Concessions, Royalty Agreements, or Labor Contracts

The Company has secured trademarks with the following names;

  Yes! Yes!
  Motivating the Teen Spirit
  No Matter What
  Lisa Nichols

Employees

Currently, Motivating the Masses has 9 employees, Lisa Nichols, CEO; Alex Henderson, Director of Finance; Margaret Packer, Executive Manager; Lauren Griswold, Administrative Assistant; Jennifer Kem, Marketing Director. We have recently hired four consultants as Company employees in the first half of 2013. These consultants who became employees are Susie Carder, President/COO; Allyson Byrd, Trainer/Business Coach; Nicole Roberts-Jones, Trainer/Business Coach; and Tia Ross, Business Coach/Master Facilitator of Motivating the Teen Spirit.

There are formal employment agreements between the Company and its two officers Lisa Nichols and Susie Carder.

The Company’s CEO Lisa Nichols is contracted to receive an annual salary of $160,000 plus bonuses if revenue targets are met for the fiscal year 2012. Lisa received a salary of $135,000 in 2011.

In November of 2011, the Company signed a one year consulting contract with Susie Carder for sales and operational services. The consultant will receive an annual salary of $72,000 with potential bonuses if monthly revenue targets of $50,440 are met in the fiscal year 2012. The Company renewed their contract with Susie Carder in November 2012 for another year with the same terms. In 2013, the consulting contract with Susie Carder was terminated upon her becoming an employee.

Description of Property

The Company currently occupies office space at 2121 Palomar Airport Road, Carlsbad, California. The Company signed an eleven month sublease agreement starting September 1, 2011 to July 31, 2012 for $3,159 per month. In July of 2012, the Company signed a new three year lease for the same office space starting August 1, 2012 for $3,127 a month for the first year, $5,686 a month for the second year, and $5,844 a month for the third year.

Market for Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

There is no market for our shares of our common stock. In the event a market is created for our shares of stock, any market for our common stock will be limited, and can be volatile.

As of September 10, 2013, we had 64 shareholders of record.

No dividends have ever been declared by the Board of Directors on our common stock. Our losses do not currently indicate the ability to pay any cash dividends, and we do not have the intention of paying cash dividends on our common stock in the foreseeable future.

We do not have any equity compensation plans. We do not have any warrants issued or outstanding.

Legal Proceedings

There are no current, past, pending or threatened legal proceedings or administrative actions either by or against the issuer that could have a material effect on the issuer’s business, financial condition, or operations.

Going Concern

The Company’s management as well as the Company’s independent auditors believe it not necessary to include an explanatory paragraph in the notes to the financial statement for the period ended June 30, 2013 with respect to Company’s ability to continue as a going concern.

Forward Looking Statements

Except for historical information, the following Plan of Operation contains forward-looking statements based upon current expectations that involve certain risks and uncertainties. Such forward-looking statements include statements regarding,

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among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, (e) our anticipated needs for working capital, (f) our lack of operational experience and (g) the benefits related to ownership of our common stock. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur as projected.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our financial statements and related notes thereto included elsewhere in our financial statements and notes thereto and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations". We also urge you to review and consider our disclosures describing various risks that may affect our business, which are set forth under the heading "Risk Factors".

Summary and Outlook of the Business

The Company was formed in September of 1998. The Company has a net loss of approximately $1,375,825 from inception to June 30, 2013. To date management has been able to finance the initial phase of implementation of the Company’s business plan via private placements of its common stock. Management plans to initiate and grow the Company’s business of providing top-quality professional development and coaching products and services.

The company is currently working on a backend system that will utilize previously created evergreen material that will be sold online in the form of instructional videos and webinars that will incrementally increase revenues without increasing costs.

The costs are being incurred now through the creation of the technology but the revenues will be realized in the years to come with very minimal costs in the form of website hosting and video hosting.

With more product mixes that increase revenues while minimally increasing expenses, the company plans to utilize creative material it has already produced to capture this revenue.  These revenues are projected to start at $100,000 per year and increase to $500,000 by the end of year 3. The Company started implementing this in early 2012.

The company has also employed new coaches that will broaden the capacity and depth for coaching clients.  With a broader, deeper product mix, the company will be able to attain and maintain profitability by the summer of 2014.

Revenues

Revenues for the three months ended June 30, 2013 were $470,461 compared to $655,922 for the three months ended June 30, 2012 which was a decrease of $185,461. The decrease in revenues was the result of two factors. The first was that a few major events were canceled or postponed which resulted in less revenues being recognized in the period. The other factor was that we scaled back a few events that our CEO was to attend to allow her to help build content for the ecommerce sales material.

Revenues for the six months ended June 30, 2013 were $655,473 compared to $806,650 for the six months ended June 30, 2012 which is a decrease of $151,177. The decrease in revenues was mainly due to the same changes that occurred in the three months ended June 30, 2013, as described in the previous paragraph.

The Company generates a significant amount of their revenue from holding event seminars and/or multi-day conferences which are usually held during the last six months of each calendar year. Due to the seasonal timing when these event seminars and/or multi day conferences are held, the Company will recognize a significant amount of their revenue in the later part of each year. As a result of these seminars and/or multi day conferences, the Company is able to generate multi-month (anywhere from two to twelve months in term) consulting contracts. Therefore, the revenues reported for the first two quarters ended June 30, when annualized, will be substantially lower than the revenues reported for the full fiscal year.

The Company generated $1,786,885 in revenues for the year ended December 31, 2012 as compared to $1,248,869 in revenues for the year ended December 31, 2011. The increase in revenues was the result of a couple factors.  The first is that two new coaches were hired, Melissa Evans in January of 2012 and Nicole Roberts Jones in August of 2012.  This resulted in an increase in coaching revenues in 2012 and contributed to an increase in overall revenues. Another contributing factor to increased revenues in 2012 was the introduction of new products and services.  The new products that were introduced in 2012 were 9 Environments for Success, No Matter What-28 Days to Results, Powerhouse Speakers, Contracts & Proposals, and a DVD set called Powerful Parenting.

Cost of Revenues

The gross margin for the three months ended June 30, 2013 was 41% of sales compared to 67% for the three months ended June 30, 2012. The sharp decrease in gross margin was due to a few factors. The most significant factor was that a few major events were canceled or postponed which resulted in less revenues being recognized in the period. Another factor was increased website production costs for a new web series that was recently launched. Also in June of 2013, the Company revised its compensation plan to consulting coaches whereby they became employees and will receive less coaching commissions which in turn will increase gross margins in the future. The Company anticipates that implementing this strategy in 2013 will better control costs and be more profitable to the Company. The Company believes that restructuring coaching costs and continuing to invest in website production will lead to increased revenues and lower costs of services in the future.

The gross margin for the six months ended June 30, 2013 was 40% of sales compared to 69% of sales for the six months ended June 30, 2012. The sharp decrease was due to a few factors which are described in the previous paragraph.

The gross margin for the year ended December 31, 2012 was 63% of sales compared to 68% in 2011. The decrease was due to higher costs for travel, seminars, and coaching fees. The increase in the cost of services as a percentage of revenues for the year ended December 31, 2012 was 37% as compared to 32% in 2011. The Company anticipates the costs of travel to steadily increase which will be unfavorable to the gross margin. The Company plans to mitigate this uncertainly by increasing their revenues through their website sales and over the phone coaching services. In 2012, the Company had increased coaching fees as they started to execute their strategy of building their coaching services by contracting with additional coaches. The Company anticipates this strategy will create new coaching revenue sources in the near future.

Operating Activities

For the three months ended June 30, 2013 and 2012

Total operating loss for the three months ended June 30, 2013 was $117,377 as compared to the operating income for the three months ended June 30, 2012 of $157,459 which was an increase in loss of $274,836.

Bad debt expense was $15,057 for the three months ended June 30, 2013 as compared to $27,437 for the three months ended June 30, 2012, resulting in a decrease of $12,380. The decrease was based on management’s estimate of the uncollectible accounts receivable balance.

Consulting expense was $108,041 for the three months ended June 30, 2013 as compared to $106,376 for the three months ended June 30, 2012, resulting in an increase of $1,665. The slight increase is immaterial. The Company estimates that consulting costs will decrease in the following periods because it has hired four of its consultants as employees.

Professional fees were $4,465 for the three months ended June 30, 2013 as compared to $1,450 for the three months ended June 30, 2012, resulting in an increase of $3,015. The increase was from the Company having their tax return prepared earlier in the year of 2012.

Wages and other compensation expense was $139,461 for the three months ended June 30, 2013 as compared to $70,869 for the three months ended June 30, 2012, resulting in an increase of $68,592. The increase was from the Company hiring four employees who were previously consultants.

For the six months ended June 30, 2013 and 2012

Total operating loss for the six months ended June 30, 2013 was $335,127 as compared to the operating loss for the six months ended June 30, 2012 of $67,753 which was an increase in loss of $267,374.

Bad debt expense was $15,057 for the six months ended June 30, 2013 as compared to $54,873 for the six months ended June 30, 2012, resulting in a decrease of $39,816. The decrease was based on management’s estimate of the uncollectible accounts receivable balance.

Consulting expense was $172,711 for the six months ended June 30, 2013 as compared to $250,509 for the six months ended June 30, 2012, resulting in a decrease of $77,798. The decrease was from the Company hiring four of its consultants as employees.

Professional fees were $4,389 for the six months ended June 30, 2013 as compared to $4,712 for the six months ended June 30, 2012, resulting in a decrease of $323. The decrease is immaterial as the legal and outside accounting fees have stayed constant.

Wages and other compensation expense was $265,114 for the six months ended June 30, 2013 as compared to $140,757 for the six months ended June 30, 2012, resulting in an increase of $124,357. The increase was from the Company hiring four employees who were previously consultants.

For the years ended December 31, 2012 and 2011

Total operating expenses in 2012 were $1,201,787 compared to $1,679,817 in 2011 which was a decrease of $478,030.

Bad debt expense was $109,745 during the year ended December 31, 2012 as compared to $28,099 for the year ended December 31, 2011, resulting in an increase of $81,646. The increase was due from an increase in accounts receivable and management’s estimate of what will be uncollectible.

A majority of the Company’s operating costs are related to consulting fees, For the years ended December 31, 2012 and 2011, the Company had consulting fees of $409,325 and $1,102,012, respectively, resulting in a decrease of $692,687. The reason for the significant decrease was that in 2012 the Company did not have as much consulting stock for services costs.

The Company’s consultants are coaches. They earn set consulting fees as well as coaching commissions. The Company has restructured its consulting agreements in 2013, whereby the Company’s consultants will be hired as employees of the Company. As employees they will have set salaries. Their percentage commissions on coaching services will greatly be decreased. This change in structure will help control costs and increase the gross margin. The Company believes this strategy will be beneficial to both the Company and its newly hired employees.

General and administrative expenses during the year ended December 31, 2012 were $264,106 compared to $277,854 for the year ended December 31, 2011, resulting in a decrease of $13,748. The decrease is minimal as the Company’s general and administrative expenses are fairly constant.

Professional fees was $2,912 during the year ended December 31, 2012 as compared to $56,688 for the year ended December 31, 2011, resulting in a decrease of $53,776. The decrease was from less accounting fees because the Company hired an employee to manage the accounting rather than have an outside accounting firm do the work.

Wages and other compensation expense was $415,699 during the year ended December 31, 2012 as compared to $215,164 for the year ended December 31, 2011, resulting in an increase of $200,535. The increase was due to higher officer compensation as well as the Company hiring new employees.

Based on the above we lost $84,251 in 2012 compared to $840,763 in 2011. The overall decrease in losses of $756,512 was due to higher revenues and less stock for services expense.

Liquidity and Capital Resources

For the six months ended June 30, 2013 and 2012

Our cash balance is $345,947 as of June 30, 2013 as compared to $595,128 as of December 31, 2012. We expect that we will have adequate funds available to pay for our minimum level of operations for the next twelve months.

As of June 30, 2013, total current assets were $980,702 compared to $1,176,100 at December 31 2012. The decrease of $195,398 in current assets is mainly a result of the cash balances.

As of June 30, 2013, total current liabilities were $516,707, which consisted of $54,228 of accounts payable and accrued expenses, $2,904 of line of credit and $459,575 of deferred revenues. As of December 31, 2012, total current liabilities were $462,732, which consisted of $51,006 of accounts payable and accrued expenses, $406,677 of deferred revenues, $1,508 of line of credit, and $3,541 of notes payable. The increase in our current liabilities is mainly due to the recognition of deferred revenues.

During the six months ended June 30, 2013, net cash used by operating activities was $326,905. For the six months ended June 30, 2012, net cash used by operating activities was $149,331.

Net cash provided from financing activities for the six months ended June 30, 2013, were $76,525 consisting of $84,000 in net proceeds from the private sale of common shares and $8,871 in payments on notes. Net cash provided from financing activities for the six months ended June 30, 2012, were $440,947 consisting of $442,500 in net proceeds from the private sale of common shares and $1,553 in payments on notes.

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For the years ended December 31, 2012 and 2011

Our cash balance is $595,128 as of December 31, 2012 compared to $182,523 in 2011. We generated $1,786,885 and $1,248,869 in revenues during the years ended December 31, 2012 and 2011. We expect that we will have adequate funds available to pay for our minimum level of operations for the next twelve months. The increase in cash was a result of our private placement offering in 2012.

As of December 31, 2012, total current assets were $1,176,100 compared to $422,641, in 2011. The increase of $753,459 in assets is mostly comprised of cash increase of $412,605 and higher sales which resulted in higher receivables $367,775 which more than offset the decrease in other assets of $26,921.

As of December 31, 2012, total current liabilities were $462,732, which consisted of $51,006 of accounts payable and accrued expenses, $406,677 of deferred revenues, $1,508 of line of credit, and $3,541 of notes payable. As of December 31, 2011, total current liabilities were $243,659 which consisted of $94,683 of accounts payable and accrued expenses, $145,786 of deferred revenues, and $3,190 of notes payable.  The increase in our current liabilities is mainly due to our increase in deferred revenue as of December 31, 2012 as compared to December 31, 2011.

During the year ended December 31, 2012, net cash used by operating activities was $192,942. For the year ended December 31, 2011, net cash used by operating activities was $52,930.

Net cash provided from financing activities for the year ended December 31, 2012, were $618,085 consisting of $619,767 in net proceeds from the private sale of common shares, $3,190 in payments on notes, and $1,508 in proceeds from the line of credit. Cash flows from financing activities for the year ended December 31, 2011, were $253,787 consisting of $256,591 in net proceeds from the private sale of common shares, and $2,804 in payments on notes.

Set forth below is a table indicating the cash amounts from Private placement of common stock, received by the Company from inception to September 10, 2013, with the identity of each lender or share purchaser set forth. The Company has no commitments from such persons for further funding, and it is unknown whether such persons might lend further sums or purchase additional share in the Company if needed in the future.

		Common Shares	Amount
Name	Address	Purchased	Paid	Price	Consideration
Agnita Solomon	PO Box 3232 Roadtown	40,000	20,000	$0.50	Cash
Alexander Supall	12915 Bordeaux Ct	48,000	24,000	$0.50	Cash
Angela Alexander	15608 Skylark Ave	20,000	10,000	$0.50	Cash
Anthony Lightfoot	9338 Wave Dance San Antonio, TX 78251	20,000	10,000	$0.50	Cash
Antonio LeMons	3121 Ellington Drive	20,000	10,000	$0.50	Cash
Bianca Echeveste	3090 Landucci Dr., Firebaugh, CA 93622	500,000	250,000	$0.50	Cash
Blake & Brown Financial	1016 West Jackson Bl	20,000	10,000	$0.50	Cash
Carol Davidson	43860 Glenhazel Dr	58,000	29,000	$0.50	Cash
Carol Look	5 East 22nd Street #29L	100,000	50,000	$0.50	Cash
Carolyn Scott	72 North Munn Avenue	20,000	10,000	$0.50	Cash
Caterina Rando	581 26th Ave	20,000	10,000	$0.50	Cash
Christopher Robinson	880 Orange Ter Apt 1	20,000	10,000	$0.50	Cash
Cynthia Jackson	5063 Estonian Dr.	32,000	16,000	$0.50	Cash
Daniel Bugg	190 Austin Oaks Dr	40,000	20,000	$0.50	Cash
Demos Roth IRA Investments LLC	226 North Nova Road #311 Ormond Beach, FL 32174	20,000	10,000	$0.50	Cash
Desiree Roberts	2121 Palomar Airport Road #300	20,000	10,000	$0.50	Cash
Douglas A.C. EZE	2001 Yorkshire Lane, Waldurf MD 20603	20,000	10,000	$0.50	Cash
Dr. Kedrick Pickering	PO Box 535 Lone Look	40,000	20,000	$0.50	Cash
Dr. Orlando Smith	McNamara, Roadtown	20,000	10,000	$0.50	Cash
Elcina Frett	PO Box 2804	20,000	10,000	$0.50	Cash
Elaine Greaves	26600 Amhearst Cr #101	40,000	20,000	$0.50	Cash
Enid Gordon	PO Box 2841	30,000	15,000	$0.50	Cash
Esther Potter	PO Box 446 East End	40,000	20,000	$0.50	Cash
Favel Sparks	15Winstanly Crescent	20,000	10,000	$0.50	Cash
GS Management Group	1862 Madison Ave	40,000	20,000	$0.50	Cash
Floyde Cox JV	1607 Post Oak Drive, Bowie MD 20721	20,000	10,000	$0.50	Cash
Hattie McCutcheon	4716 S. Woodlawn Ave #1B	20,400	10,200	$0.50	Cash
Hudson Etienne	47 W. Westfield Ave	20,000	10,000	$0.50	Cash
Huter Payne	452 Mesa Rd	20,000	10,000	$0.50	Cash
Inez Archibald	PO Box 181 Road Town	20,000	10,000	$0.50	Cash
Jacqueline Armes	1648 Madison Ave	40,000	20,000	$0.50	Cash
Janna Waldinger	1225 Division St	20,000	10,000	$0.50	Cash
Jean Vanterpool	Road Town Tortola, BVI VG1110	20,000	10,000	$0.50	Cash
Jennifer Hanny	612 Battery Ter NE	20,000	10,000	$0.50	Cash
Jennifer Waltimyer	76 Concord Blvd	20,000	10,000	$0.50	Cash
Joseph & Gretta DeCastro	Road Town	20,000	10,000	$0.50	Cash
Joseph Reid	281 Norfeld Blvd	200,000	100,000	$0.50	Cash
Juanita Craft	4119 Chapel Lake Dr	20,000	10,000	$0.50	Cash
Judith Belmont	1490 Shelburne Ct	60,000	30,000	$0.50	Cash
Karen Sundell	4409 San Andreas Ave	20,000	10,000	$0.50	Cash
Keith Malone	Road Town	30,000	15,000	$0.50	Cash
Larry & Desetra Taylor	9854 Gabriel Drive, Bloomington IL, 61705	20,000	10,000	$0.50	Cash
Leonard & Andrette Harlin	13509 Spinning Ave	20,000	10,000	$0.50	Cash
Lionel Grimes & Kim Grimes	45 Island View Drive	330,000	165,000	$0.50	Cash
Magda Martinez	4790 Caughlin Pkwy #104	20,000	10,000	$0.50	Cash
Mark Woodward	9810 Reseda Bl #123	20,000	10,000	$0.50	Cash
Meade Malone	Road Town	40,000	20,000	$0.50	Cash
Melody Firmini	3488 Douglas Dr., Hurrysville, PA 15668	20,000	10,000	$0.50	Cash
Michele Wisneski	2579 Halcyon Way	20,000	10,000	$0.50	Cash
Rachel Moore	106 Jordan Drive	20,000	10,000	$0.50	Cash
Rachel Sherwood	5636 26th Avenue So	20,000	10,000	$0.50	Cash
Rita F. Moore	8300 Fredonia Rd. Richmond, VA 23227	20,000	10,000	$0.50	Cash
Rochelle Cummings	6025 Sun Ray Dr	20,000	10,000	$0.50	Cash
Roya Nassiri-Rahimi	1600 Perkins Lane	20,000	10,000	$0.50	Cash
Sabrina Yarde & Rita Colas	502 Sunset Dr	20,000	10,000	$0.50	Cash
Sherry Stiles	17 Chapel Hill Rd	20,000	10,000	$0.50	Cash
Simon Potter	PO Box 2954 East End	30,000	15,000	$0.50	Cash
Stephanie Bavaro	8220 Crestwood Heights Dr #315	60,000	30,000	$0.50	Cash
Trevor Potter	PO Box 8304	20,000	10,000	$0.50	Cash
Twain Sparks	15Winstanly Crescent	20,000	10,000	$0.50	Cash
Tyrone Williams & Shunta Williams	5810 Cobalt Drive	20,000	10,000	$0.50	Cash
Vincent Allen	2550 6th Street	30,000	15,000	$0.50	Cash
Wilbert Malone	PO Box 191 Road Town	20,000	10,000	$0.50	Cash
Millionaire Success Unltd	131 Crown Point Cir., Long Wood, FL 32779	36,000	18,000	$0.50	Cash
TOTALS		2,704,400	1,352,200

In each case the recipients of the above shares were accredited investors, and the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.  All shares were issued with a restrictive legend.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include management’s assessments of the carrying value of certain assets, useful lives of assets, and related depreciation and amortization methods applied.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. During the six months ended June 30, 2013 and for the years ended December 31, 2012 and 2011, the Company may have had cash deposits that exceeded federally insured limits. The Company maintains its cash balances at high quality financial institutions to mitigate this risk. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company records an allowance for doubtful accounts in accordance with the procedures discussed below. Past-due amounts are written off against the allowance for doubtful accounts when collections are believed to be unlikely and all collection efforts have ceased.

At June 30, 2013, and December 31, 2012, accounts receivable of $384,529 and $406,677 consists of receivables from sales that were deemed to be deferred revenue, and are for sales to be completed in the year-ended December 31, 2013. At June 30, 2013 and December 31, 2012, of the amount deemed to be deferred revenue, $52,667 and $112,500 are from one customer, respectively.

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At times, the Company has cash in bank accounts in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company had approximately $70,711 and $235,291 in excess of FDIC insurance limits as of June 30, 2013 and December 31, 2012, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable related to the products and services sold are recorded at the time revenue is recognized, and are presented on the balance sheet net of allowance for doubtful accounts. The ultimate collection of the receivable may not be known for several months after services have been provided and billed.

The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, analyses of current and historical cash collections, and the aging of receivables. Delinquent accounts are written-off when the likelihood for collection is remote and/or when the Company believes collection efforts have been fully exhausted and the Company does not intend to devote any additional efforts in an attempt to collect the receivable. The Company adjusts their allowance for doubtful accounts balance on a quarterly basis.

Furniture Fixtures & Equipment

Furniture fixtures and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of furniture fixtures and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful life of five (3) years for equipment, (5) years for automobile, and (7) years for furniture and fixtures. Upon sale or retirement of computer equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

Automobiles

Automobiles are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of automobiles is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful life of five (5) years. Upon sale or retirement of automobiles, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

As of June 30, 2013 and December 31, 2012, $1,836, respectively of costs related acquiring intellectual property have been capitalized. It has been determined that the intellectual property has an indefinite useful life and is not subject to amortization. However, the intellectual property will be reviewed for impairment annually or more frequently if impairment indicators arise.

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. In addition, the Company records allowances for accounts receivable that are estimated to not be collected.

A portion of the Company’s revenues are from coaching and/or training services provided under contracts that are greater than one month in length. These contracts are billed in total at the onset of the contact period, and to the extent that billings exceed revenue earned, the Company will record such amount as deferred revenue until the revenue is earned. We recognize revenue on these contracts in the period the coaching and/or training services are provided under the contract. Expenses associated with providing the coaching and/or training services are recognized in the period the services are provided which coincides with when the revenue is earned.

Impairment of long-lived assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which includes intellectual property, furniture, fixtures, equipment, and automobiles is reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

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The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets as of June 30, 2013, December 31, 2012 and December 31, 2011.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net income (loss) per share

The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic earnings per share is computed by dividing net income (loss) available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net income (loss) available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially diluted debt or equity.

There were no potentially dilutive shares outstanding as of June 30, 2013, December 31, 2012 and December 31, 2011, respectively.

Recent Accounting Pronouncements

We have decided to take advantage of the exemptions provided to emerging growth companies under the JOBS Act and as a result our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, delay compliance with new or revised accounting standards that have different effective dates for public and private companies until they are made applicable to private companies.

Company management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Executive Compensation

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Compensation Discussion and Analysis

This section explains our executive compensation plans objectives and compensation-setting process with our current named executives Lisa Nichols, CEO and Susie Carder, COO/CFO.

Our compensation program for our named executives is built to support the following objectives:

•	Attract top talent in our leadership position
•	Deliver the highest level of motivation within the Company’s culture
•	Ensure our compensation package encourages long term retention
•	Align the interest of our executives with those of our shareholders

Compensation-Setting Process

In the early stages of the Company, it was imperative that the Company hire and retain executives who could develop and grow the business model. The Company executed one year employment agreements with its executives due to the uncertainty of the future financial position of the Company. The agreements were structured to provide large commissions so as to provide a strong incentive to increase sales which is vital to a newly developing Company. Commissions are based on a percentage of sales and are paid to executives as the sales are completed, ie services performed and monies received.

The Company Board of Directors, made up of Lisa Nichols and Susie Carder, independently approve each other’s executive compensation plan. Recently, the Company Board of Directors has taken a closer look at the executive plans and have decided to restructure them in a way that will benefit the Company. Currently, compensation to executives is heavily based on their own coaching commissions. In turn this left little time to devote to managing and growing the business. In the third quarter of this fiscal year, the Board of Directors has decided to raise the annual salary of the executives and decrease the coaching commission percentage.  This aims to accomplish two things. It will allow the executives to focus on the overall growth and strength of the company and less on individual coaching.  The other goal is by lowering commissions, the company will see greater gross profits and be able to more efficiently budget its executive compensation.

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer during the six months ended June 30, 2013, and for the years ended December 31, 2012, and 2011 in all capacities for the accounts of our executive, including the Chief Executive Officer (CEO) and Chief Operating Officer (COO)/Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lisa Nichols,	2013	$80,000	-	-	$-	-	$-	26,409	$106,409
CEO	2012	$160,000	126,284	-	$-	-	$-	77,026	$363,310
	2011	$132,964	12,000	-	$-	-	$-	30,615	$175,579

Susie Carder,	2013	$36,000	51,152	-	$-	-	$-	61,275	$148,427
COO/CFO	2012	$72,000	254,173	-	$-	-	$-	96,670	$422,843
	2011	$64,000	88,777	-	$-	-	$-	93,750	$246,527

Employment Agreements

For the fiscal year 2012, the Company’s CEO Lisa Nichols was contracted to receive an annual salary of $160,000, 60% commissions on new coaching contracts, and a potential bonus based on the performance of the Company. For the fiscal year 2012, Lisa Nichols was paid her executive salary of $160,000 in addition to earning $77,026 in coaching commissions and $126,284 in bonuses. For the fiscal year 2011, Lisa was scheduled to receive a salary of $135,000, 60% commissions on new coaching contracts, and a bonus based on the performance of the Company. For the fiscal year 2011, Lisa Nichols was paid $132,964 as part of her executive salary. The Company also accrued commission payments to Lisa Nichols for $30,615 and a bonus payment of $12,000 which were both paid in 2012.

In November of 2010, the Company signed a one year consulting contract with Susie Carder for sales and operational services. The consultant was contracted to receive an annual salary of $64,000 as well as commissions if monthly revenue targets of $50,440 were met. The Company renewed its one year contract with Susie Carder in November 2011 and again in November 2012 which included the same terms as 2010 but for an increase in annual consulting salary to $72,000. For the fiscal year 2012, Susie Carder was paid her consulting salary of $72,000 in addition to earning $96,670 in coaching commissions and $254,173 in bonuses. For the fiscal year 2011, Susie Carder was paid her consulting salary of $64,000 in addition to earning $93,750 in coaching commissions and $88,777 in bonuses.

Retirement

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the Company or any of its subsidiaries, if any.

Stock Option Plans

There are no stock option plans.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$409.20
Accounting & Administrative expenses	$25,000.00
Legal fees	$5,000.00
Total	$30,409.20

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s By-Laws allow for the indemnification of its officers and/or directors in regards to their carrying out the duties of their office. The Board of Directors will make determination regarding the Indemnification of a director, officer or employee as is proper under the circumstances if he or she has met the applicable standard of conduct set forth in Nevada Revised Statutes.

Under Nevada law, a corporation may indemnify its directors, officers, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended.  In addition, a corporation may purchase or maintain insurance on behalf of its directors, officers, employees or agents for any liability incurred by him in such capacity, whether or not the corporation has the authority to indemnify such person.

Limitation of Liability for Officers and Directors.

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director if he (i) is not liable under NRS 78.138; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to be believe his conduct was unlawful. If the NRS, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the NRS, or any other applicable law, as so amended. Any repeal or modification of this Section (a) by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Each person who has or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (herein a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the NRS, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) of this section (b) with respect to proceedings seeking to enforce rights to indemnification, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this Section (b) shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the NRS, or any other applicable law, requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section (b) or otherwise.

If a claim under Paragraph (1) of this Section (b) is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant, may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to such any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct that makes it permissible under the NRS, or any other applicable law, for the Company to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstance because he or she has met the applicable standard of conduct set forth in the NRS, or any other applicable law, nor an actual determination by the Company (including the Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of these Articles of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the NRS, or any other applicable law.

The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Company to the fullest extent of the provisions of this Section (b) with respect to the indemnification and advancement of expenses of directors and officers of the Company.

Any repeal or modification of this Section (b) by the stockholders of the Company shall not adversely affect any right or protection of a director, officer, employee or agent of the Company existing at the time of such repeal or modification.

The effect of these provisions may be to eliminate the rights of the Company and its stockholders (through stockholder derivative suits on behalf of the Company) to recover monetary damages against a director, officer, employee or agent for breach of fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

Since inception on September 2, 1998, the Company has had the following unregistered sales of its securities, in each case in reliance on the exemption from registration provided by section 4(2) of the Securities Act of 1933.

A.	A total of 2,704,400 shares of common stock were issued to a total of 64 sophisticated investors for cash, at prices per share of between $0.47 and $0.50, for a total of $1,352,200 in net proceeds between June 15, 2011 and September 10, 2013, in private placement transactions relying on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and all shares were issued with a restrictive legend.

B.	A total of 11,523,500 shares were issued to a total of 17 sophisticated investors in exchange for services rendered to the Company between September 2, 1998 and September 10, 2013. Of the 11,523,500 share issued, 9,721,500 were issued to the Company’s founders Lisa Nichols and Susie Carder. These shares were valued at par $0.001 which resulted in an expense of 9,721 being recognized. Of the 11,523,500 shares issued for services, 1,802,000 shares were issued for consulting services provided to the Company which resulted in an expense of $901,000 being recognized. Not one of these sophisticated investors is in the business of raising money for investment activities and therefore were not promoters. All shares were privately issued with a restrictive legend, in reliance on the Exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In August of 2012, MTS was dissolved and ceased operations. In conjunction with the dissolution of MTS, the Company acquired the assets and intellectual property of MTS through a share exchange, whereby the Company issued 70,000 shares of common stock to 14 individuals in exchange for their rights in the assets and intellectual property of MTS having a value of $35,000 based upon recent market value. At the time of the share exchange, the Company received $60,000 in cash and intellectual property, representing all of the assets of MTS. The Company allocated the $60,000 received as follows: $26,836 for the repayment of the loan to MTS, and the remaining $33,164 of cash was recorded as an additional cash asset to the Company. As a result of the share exchange, the Company valued the intellectual property of MTS at $1,836 which is the difference between the value of shares given and value of assets received

In instances described above where we issued securities in reliance upon Section 4(2) under, the Securities Act, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the sale of the stock took place directly between the offeree and us, (f) the offeree in each cash was sophisticated, able to bear the risks of investment, and able to fend for himself; (g) all shares were taken for investment and not with a view to distribution, and appropriate legends were placed on all share certificates, (h) in each case the Company has a significant and long lasting relationship with the investor prior to issuance.

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EXHIBITS

			Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
3.1	Articles of Incorporation		S-1		3.1	8/7/2013
3.2	Corporate By-Laws		S-1		3.2	3/27/2013
3.3	Amendment to Articles of Incorporation dated February 28, 2013		S-1		3.3	8/7/2013
5.1	Opinion re: Legality	X
23.1	Consent of Counsel (Included as part of Exhibit 5.1)
23.2	Consent of Independent Auditor	X
10.1	Employment Agreement between Motivating the Masses and Susie Carder dated January 3, 2013		S-1		10.1	6/6/2013

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and,

(c)	Include any additional or changed material information on the plan of distribution.

2.	To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remains unsold at the termination of the offering.

4.	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by "Item 8.A. of Form 20-F (17 CFR 249.220f)" at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (ss.239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or ss.210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.

For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) If the registrant is relying on Rule 430B (ss. 230.430B of this chapter);

(b) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (b) of this chapter shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(c) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (ss.230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(d) If the registrant is subject to Rule 430C (ss.230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such;

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(f) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and,

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our director, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our director, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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For determining any liability under the Securities Act, we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424 (b) (1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Carlsbad, CA on September 10, 2013.

MOTIVATING THE MASSES

By: /s/ Lisa Nichols

Lisa Nichols

Chief Executive Officer and Director

By: /s/ Susie Carder

Susie Carder

Chief Financial Officer

By: /s/ Alex Henderson

Alex Henderson

Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1, has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Lisa Nichols	Chief Executive Officer and Director	September 10, 2013
Lisa Nichols	(Principal Executive Officer)

/s/Susie Carder Susie Carder	Chief Operating Officer and Chief Financial Officer	September 10, 2013

/s/ Alex Henderson Alex Henderson	Controller	September 10, 2013

39

F-1

MOTIVATING THE MASSES, INC.

FINANCIAL STATEMENTS

JUNE 30, 2013 AND DECEMBER 31, 2012

F-2

MOTIVATING THE MASSES, INC
CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
	(UNAUDITED)	(AUDITED)
ASSETS

Current Assets:
Cash and cash equivalents	$345,947	$595,128
Accounts receivable, net	631,628	580,972
Prepaids	3,127	—
Total Current Assets	980,702	1,176,100

Property and equipment, net	22,994	29,040

Other Assets:
Security deposits	6,429	6,429
Intellectual property	1,836	1,836
Total Other Assets	8,265	8,265

Total Assets	$1,011,961	$1,213,405

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$54,228	$51,006
Deferred revenue	459,575	406,677
Line of credit	2,904	1,508
Note payable, current portion	—	3,541
Total Current Liabilities	516,707	462,732

Note payable, long term portion	—	5,330

Total Liabilities	516,707	468,062

Stockholders' Equity:
Preferred Stock, $0.001 Par value, 1,000,000 shares authorized,
No shares issued and outstanding	—	—
Common Stock, $0.001 Par value, 75,000,000 shares authorized
14,197,900 and 13,977,900 shares issued and outstanding, respectively	14,198	13,978
Stock subscription receivable	(1,000)	(5,000)
Additional paid in capital	1,857,881	1,778,101
Accumulated deficit	(1,375,825)	(1,041,736)
Total Stockholders' Equity	495,254	745,343

Total Liabilities and Stockholders' Equity	$1,011,961	$1,213,405

The accompanying notes are an integral part of theses unaudited condensed financial statements.

F-3

MOTIVATING THE MASSES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012

Revenues	$470,461	$655,922	$655,473	$806,650
Costs of services	276,888	215,420	394,418	246,794

Gross Margin	193,573	440,502	261,055	559,856

Operating Expenses:
Bad debt	15,057	27,437	15,057	54,873
Consulting	108,041	106,376	172,711	250,509
General and administrative	43,926	76,911	138,911	176,758
Professional fees	4,465	1,450	4,389	4,712
Wages and other compensation	139,461	70,869	265,114	140,757
Total Operating Expenses	310,950	283,043	596,182	627,609

Income (Loss) from Operations	(117,377)	157,459	(335,127)	(67,753)

Other Income (Expense):
Interest expense	—	(289)	(136)	(599)
Gain on sale of assets	—	—	1,174	—
Total Other Income (Expense)	—	(289)	1,038	(599)

Net Income (Loss) Before Income Taxes	(117,377)	157,170	(334,089)	(68,352)

Net Income (Loss)	$(117,377)	$157,170	$(334,089)	$(68,352)

Net Gain (Loss) per Share - Basic and Diluted	$(0.01)	$0.01	$(0.02)	$(0.01)

Weighted average number of shares
outstanding - Basic and Diluted	14,197,900	12,616,471	14,129,723	12,470,537

The accompanying notes are an integral part of theses unaudited condensed financial statements.

F-4

MOTIVATING THE MASSES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended
	June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss for the Period	$(334,089)	$(68,352)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	6,021	6,065
Gain on sale of property and equipment	(1,174)	—
Changes in Operating Assets and Liabilities
Decrease (Increase) in accounts receivables	(65,713)	(199,475)
Increase in allowance for doubtful accounts	15,057	54,873
Decrease (Increase) in prepaid expenses	(3,127)	(3,073)
Increase (Decrease) in deferred revenue	52,898	130,445
Increase (Decrease) in accounts payable & accrued expenses	3,222	(69,814)
Net Cash Used in Operating Activities	(326,905)	(149,331)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,390)	(11,699)
Proceeds from sale of property and equipment	8,589	—
Net Cash Used In Investing Activities	1,199	(11,699)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on note payable	(8,871)	(1,553)
Proceeds from line of credit	34,177	—
Repayments on line of credit	(32,781)	—
Proceeds from issuance of common stock, net of stock subscription receivable and net of stock offering costs	84,000	442,500
Net Cash Provided by Financing Activities	76,525	440,947

Net Increase in Cash	(249,181)	279,917

Cash at Beginning of Period	595,128	182,523

Cash at End of Period	$345,947	$462,440

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during period:
Interest	$136	$289
Franchise and Income Taxes	$—	$—

The accompanying notes are an integral part of theses unaudited condensed financial statements.

F-5

MOTIVATING THE MASSES, INC

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2013

(UNAUDITED)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Motivating the Masses, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on September 2, 1998. The Company was founded by Lisa S. Nichols for the purpose of providing high quality resources for business coaching, and professional and management development techniques both on the local and national scale.

The Company’s products and services revolve around the personal life coaching program written and developed by their CEO Lisa Nichols. The program sells as a package of books and DVD’s at their local and national training seminars, and on the Company’s website. The Company has contract rights to the sales of the product. The Company, through their CEO and a core team of coaches, also provide training and development programs through local and national seminars, on-site employee training, public and private speaking engagements, and customized life-coaching programs.

In February of 2013, the Company amended its Articles of Incorporation to provide for an increase in its’ authorized share capital. The authorized common stock increased to 75,000,000 shares at a par value of $0.001 per share. (See Note 9)

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information.  Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however, that all material adjustments (consisting of normal and recurring adjustments) have been made which are necessary for a fair financial statements presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.

The balance sheet information as of December 31, 2012 was derived from the audited financial statements included in the Company’s Form S-1 filed with Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2012, These interim unaudited condensed financial statements should be read in conjunction with the Company’s most recently audited financial statements and the notes thereto in such above referenced Annual Report on Form S-1.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include management’s assessments of the carrying value of certain assets, useful lives of assets, and related depreciation and amortization methods applied.

F-6

MOTIVATING THE MASSES, INC

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2013

(UNAUDITED)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. During the six months ended June 30, 2013, and the year ended December 31, 2012, the Company may have had cash deposits that exceeded Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company maintains its cash balances at high quality financial institutions to mitigate this risk. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company records an allowance for doubtful accounts in accordance with the procedures discussed below. Past-due amounts are written off against the allowance for doubtful accounts when collections are believed to be unlikely and all collection efforts have ceased.

The Company had approximately $70,711 and $235,291 in excess of FDIC insurance limits as of June 30, 2013 and December 31, 2012, respectively.

At June 30, 2013, and December 31, 2012, accounts receivable of $384,529 and $341,909 consists of receivables from sales that were deemed to be deferred revenue, and are for sales to be completed in the year-ended December 31, 2013. Of the amount deemed to be deferred revenue, $52,667 and $112,500 is from one customer, as of June 30, 2013 and December 31, 2012, respectively.

Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2013 and December 31, 2012, the Company had no cash equivalents.

Fair value of financial instruments

The Company adopted the provisions of FASB ASC 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements.

The Fair Value Topic defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. It also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

A) Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources;

B) Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and

F-7

MOTIVATING THE MASSES, INC

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2013

(UNAUDITED)

C) Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques, and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date. An active market for an asset or liability is a market in which transactions for the asset or liability occur with significant frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Example of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that are market participants would use in pricing the asset or liability.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable, accrued expenses, and deferred revenue approximate their fair value because of the short maturity of those instruments. The Company’s note payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at June 30, 2013 and December 31, 2012.

The Company had no assets and/or liabilities measured at fair value on a recurring basis at June 30, 2013 and December 31, 2012, respectively, using the market and income approaches.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable related to the products and services sold are recorded at the time revenue is recognized, and are presented on the balance sheet net of allowance for doubtful accounts. The ultimate collection of the receivable may not be known for several months after services have been provided and billed.

The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, analyses of current and historical cash collections, and the aging of receivables. Delinquent accounts are written-off when the likelihood for collection is remote and/or when the Company believes collection efforts have been fully exhausted and the Company does not intend to devote any additional efforts in an attempt to collect the receivable. The Company adjusts their allowance for doubtful accounts balance on a quarterly basis.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method over the assets estimated useful life of three (3) years for equipment, (5) years for automobile, and (7) years for furniture and fixtures. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

F-8

MOTIVATING THE MASSES, INC

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2013

(UNAUDITED)

Identifiable Intangible Assets

As of June 30, 2013 and December 31, 2012, $1,836, respectively of costs related to acquiring intellectual property have been capitalized. It has been determined that the intellectual property has an indefinite useful life and is not subject to amortization. However, the intellectual property will be reviewed for impairment annually or more frequently if impairment indicators arise.

Impairment of long-lived assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, such as intellectual property, are required to be reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets as of June 30, 2013 and December 31, 2012.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. In addition, the Company records allowances for accounts receivable that are estimated to not be collected.

A portion of the Company’s revenues are from coaching and/or training services provided under contracts that are greater than one month in length. These contracts are billed in total at the onset of the contact period, and to the extent that billings exceed revenue earned, the Company will record such amount as deferred revenue until the revenue is earned. We recognize revenue on these contracts in the period the coaching and/or training services are provided under the contract. Expenses associated with providing the coaching and/or training services are recognized in the period the services are provided which coincides with when the revenue is earned.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-9

MOTIVATING THE MASSES, INC

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2013

(UNAUDITED)

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Stock-Based Compensation

In December 2004, the FASB issued FASB Accounting Standards Codification No. 718, Compensation – Stock Compensation.  Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  As such, compensation cost is measured on the date of grant at their fair value.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company applies this statement prospectively.

Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 718.  FASB Accounting Standards Codification No. 505, Equity Based Payments to Non-Employees defines the measurement date and recognition period for such instruments.  In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

Net income (loss)per share

The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic earnings per share is computed by dividing net income (loss) available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net income (loss) available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially diluted debt or equity.

There were no potentially dilutive shares outstanding as of June 30, 2013 and December 31, 2012, respectively.

F-10

MOTIVATING THE MASSES, INC

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2013

(UNAUDITED)

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.

Recently issued accounting pronouncements

We have decided to take advantage of the exemptions provided to emerging growth companies under the JOBS Act and as a result our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, delay compliance with new or revised accounting standards that have different effective dates for public and private companies until they are made applicable to private companies.

Company management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Reliance on Key Personnel and Consultants

The Company is heavily dependent on the continued active participation of their current executive officers, employees and key personnel. The loss of any of the senior management or key employees could significantly and negatively impact the business until adequate replacements can be identified and put in place.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable at June 30, 2013 and December 31, 2012 consisted of the following:

	June 30, 2013	December 31, 2012
Accounts receivable	$799,529	$733,816
Less: Allowance for doubtful accounts	(167,901)	(152,844)
	$631,628	$580,972

The Company recorded bad debt expense of $15,057 for the six months ended June 30, 2013 and $109,745 for the year ended December 31, 2012, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

Fixed assets, stated at cost, less accumulated depreciation at June 30, 2013 and December 31, 2012, consisted of the following:

	June 30, 2013	December 31, 2012
Equipment	$33,334	$25,944
Furniture & Fixtures	15,907	15,907
Automobile	-	15,345
Less: Accumulated Depreciation	(26,247)	(28,156)
Net Fixed Assets	$22,994	$29,040

Depreciation expense

Depreciation expense for the six months ended June 30, 2013 and 2012 was $6,021 and $6,065, respectively.

F-11

MOTIVATING THE MASSES, INC

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2013

(UNAUDITED)

NOTE 5 – NOTES PAYABLE

On February 1, 2013, the Company sold the automobile and related note payable to an officer of the Company. On the date of sale, the automobile had a net book value of $7,415 and related note payable balance of $8,589 which resulted in the Company recording a gain on the sale of assets in the amount of $1,174. At June 30, 2013 and December 31, 2012, the balance owed on the note payable was $0 and $8,871, respectively (See Note 8).

NOTE 6 – LINE OF CREDIT

In October of 2012, the Company entered into a revolving line of credit with a financial institution in the amount of $10,000. The line of credit carries an interest rate of 6.00%, and is collateralized by certain assets of the Company. At June 30, 2013 and December 31, 2012, the balance owed was $2,904 and $1,508, respectively.

NOTE 7 – COMMITMENTS & CONTINGENCIES

Employment Agreement

In January of 1998, the Company executed an “at-will” employment agreement with its CEO, and it may be terminated at any time by the Company. As compensation for services, the CEO will receive an annual base salary of $60,000. In addition, to the base salary, the employee is entitled to receive a 60% commission of all consulting contracts for which the CEO will coach, along with a 10% commission on passive investments introduced by the CEO, and an annual bonus of 10% on the annual net profit of the Company. The agreement also calls for the employee to receive an auto allowance, health benefits, and a telephone allowance. For the year ended December 31, 2012 and 2011, the Company has recorded $216,000 in compensation expense, respectively. (See Note 8)

In February of 2007, the Company executed an employment agreement with its Executive Manager, and be terminated at any time by the Company. As compensation for services, the Manager will receive an annual base salary of $58,000.

In January of 2012, the Company executed an employment agreement with its President, and be terminated at any time by the Company. As compensation for services, the President will receive an annual base salary of $72,000. In addition, to the base salary, the employee is entitled to receive a 15% bonus based on the Company achieving monthly income benchmarks, and a 40% commission on any co-created products. (See Note 8)

Lease

The Company currently occupies office space at 2121 Palomar Airport Road, Carlsbad, California. The Company signed an eleven month sublease agreement starting September 1, 2011 to July 31, 2012 for $3,159 per month. In July of 2012, the Company signed a new three year lease for the same office space starting August 1, 2012, for $3,127 a month for the first year, $5,686 a month for the second year, and $5,844 a month for the third year. Rent expense was $20,337 and $18,954 for the six months ended June 30, 2013 and 2012, respectively.

Minimum future rental payments under the agreement are as follows:

2013 - $31,557
2014 - $69,022
2015 - $40,908

F-12

MOTIVATING THE MASSES, INC

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2013

(UNAUDITED)

NOTE 8 – RELATED PARTY TRANSACTION

Sale of Fixed Asset

On February 1, 2013, the Company sold the automobile and related note payable to an officer of the Company. On the date of sale, the automobile had a net book value of $7,415 and related note payable balance of $8,589 which resulted in the Company recording a gain on the sale of assets in the amount of $1,174 (See Note 5).

Employment Agreements

In January of 1998, the Company executed an “at-will” employment agreement with its CEO, and it may be terminated at any time by the Company. As compensation for services, the CEO will receive an annual base salary of $60,000. In addition, to the base salary, the employee is entitled to receive a 60% commission of all consulting contracts for which the CEO will coach, along with a 10% commission on passive investments introduced by the CEO, and an annual bonus of 10% on the annual net profit of the Company. The agreement also calls for the employee to receive an auto allowance, health benefits, and a telephone allowance. For the three months ended March 31, 2013 the Company recorded $40,200 in compensation expense respectively. For the year ended December 31, 2012, the Company has recorded $216,000 in compensation expense, respectively. (See Note 7).

In January of 2012, the Company executed an employment agreement with its President, and be terminated at any time by the Company. As compensation for services, the President will receive an annual base salary of $72,000. In addition, to the base salary, the employee is entitled to receive a 15% bonus based on the Company achieving monthly income benchmarks, and a 40% commission on any co-created products. (See Note 7)

Share Exchange Agreement

Motivating the Teen Spirit, LLC, (MTS),was founded by the Company’s CEO, Lisa Nichols, and provided similar products and services that were also offered by the Company.

In August of 2012, MTS was dissolved and ceased operations. In conjunction with the dissolution of MTS, the Company acquired the assets and intellectual property of MTS through a share exchange, whereby the Company issued 70,000 shares of common stock to 14 individuals in exchange for their rights in the assets and intellectual property of MTS having a value of $35,000 based upon recent market value. At the time of the share exchange, the Company received $60,000 in cash and intellectual property, representing all of the assets of MTS. The Company allocated the $60,000 received as follows: $26,836 for the repayment of the loan to MTS, and the remaining $33,164 of cash was recorded as an additional cash asset to the Company. As a result of the share exchange, the Company valued the intellectual property of MTS at $1,836 which is the difference between the value of shares given and value of assets received.

NOTE 9 – STOCKHOLDERS’ EQUITY

Common and Preferred Shares authorized

The Company was incorporated on September 2, 1998, at which time the Company authorized 3,000,000 shares of Common Stock with .001 par value and 1,000,000 shares of Preferred Stock with .001 par value.

Amendment to Articles of Incorporation

In February of 2013, the Company amended its Articles of Incorporation to provide for an increase in its’ authorized share capital. The authorized common stock increased to 75,000,000 shares at a par value of $0.001 per share.(See Note 1).

F-13

MOTIVATING THE MASSES, INC

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2013

(UNAUDITED)

Common shares issued

In the year ended December 31, 2012, the Company issued 1,700,000 total shares of common stock of which the Company issued 1,615,000 shares of common stock for cash of $807,500 ($0.50/shares) of which $5,000 was a stock subscription receivable. In the year ended December 31, 2012, the Company issued 15,000 shares of common stock having a fair value of $7,500 ($0.50/share) in exchange for consulting services rendered in 2012.

In 2012, the Company acquired the rights to the assets and intellectual property of Motivating the Teen Spirit (MTS) through a share exchange, whereby the company issued 70,000 shares of common stock to fourteen individuals in exchange for the assets and intellectual property of MTS having a value of $35,000 (See Note 7).

In the six months ended June 30, 2013, the Company issued 220,000 common shares for $110,000 cash.

NOTE 10 – SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported. The Management of the Company determined that besides listed below, there were no reportable subsequent events to be disclosed.

In July of 2013 the Company issued 100,000 shares for 50,000 cash.

F-14

ALAN R. SWIFT, CPA, P.A.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Motivating the Masses, Inc.

We have audited the accompanying balance sheets of Motivating the Masses, Inc. as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012. Motivating the Masses, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Motivating the Masses, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

Alan R. Swift, CPA, P.A.

Certified Public Accountants and Consultants

Palm Beach Gardens, Florida

February 28, 2013

800 VILLAGE SQUARE CROSSING, SUITE 118, PALM BEACH GARDENS, FL 33410

PHONE (561) 656-0818  FAX (561) 658-0245

www.aswiftcpa.com

F-15

MOTIVATING THE MASSES, INC
BALANCE SHEETS

	December 31,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$595,128	$182,523
Accounts receivable, net	580,972	213,197
Prepaid expenses	—	85
Other current asset	—	26,836
Total Current Assets	1,176,100	422,641

Property and equipment, net	29,040	29,057

Other Assets:
Security deposits	6,429	3,159
Intellectual property	1,836	—
Total Other Assets	8,265	3,159

Total Assets	$1,213,405	$454,857

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$51,006	$94,683
Deferred revenue	406,677	145,786
Line of credit	1,508	—
Note payable, current portion	3,541	3,190
Total Current Liabilities	462,732	243,659

Note payable, long term portion	5,330	8,871

Total Liabilities	468,062	252,530

Stockholders' Equity:
Preferred Stock, $0.001 Par value, 1,000,000 shares authorized,
No shares issued and outstanding	—	—
Common Stock, $0.001 Par value, 75,000,000 shares authorized
13,977,900 and 12,277,900 shares issued and outstanding, respectively	13,978	12,278
Stock subscription receivable	(5,000)	—
Additional paid in capital	1,778,101	1,147,534
Accumulated deficit	(1,041,736)	(957,485)
Total Stockholders' Equity	745,343	202,327

Total Liabilities and Stockholders' Equity	$1,213,405	$454,857

See accompanying notes to the financial statements.

MOTIVATING THE MASSES, INC.
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2012	2011

Revenues	$1,786,885	$1,248,869
Costs of Services	667,329	402,960

Gross Margin	1,119,556	845,909

Operating Expenses:
Bad Debt	109,745	28,099
Consulting	409,325	1,102,012
General and administrative	264,106	277,854
Professional fees	2,912	56,688
Wages and other compensation	415,699	215,164
Total Operating Expenses	1,201,787	1,679,817

Loss from Operations	(82,231)	(833,908)

Other Income (Expense):
Interest Expense	(2,020)	(6,855)

Net Loss Before Income Taxes	(84,251)	(840,763)

Provision for Income Taxes	—	—

Net Loss	$(84,251)	$(840,763)

Net Loss per Share - Basic and Diluted	$(0.01)	$(0.08)

Weighted average number of shares
outstanding - Basic and Diluted	13,190,288	11,081,716

See accompanying notes to the financial statements.

MOTIVATING THE MASSES, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY

					Stock	Additional	Retained
	Preferred	Preferred	Common	Common	Subscription	Paid in	Earnings
	Shares	Stock	Shares	Stock	Receivable	Capital	(Deficit)	Total

Balance December 31, 2010	—	$—	9,721,500	$9,722	$—	$—	$(116,722)	$(107,000)
Common stock issued for cash	—	—	769,400	769	—	383,931	—	384,700
Common stock issued for services	—	—	1,787,000	1,787	—	891,713	—	893,500
Stock offering costs	—	—	—	—	—	(128,110)	—	(128,110)
Net loss for the year ended December 31, 2011	—	—	—	—	—	—	(840,763)	(840,763)
Balance, December 31, 2011	—	—	12,277,900	12,278	—	1,147,534	(957,485)	202,327

Common stock issued for cash	—	—	1,615,000	1,678	(5,000)	805,822	—	802,500
Common stock issued in exchange for assets/intellectual property	—	—	70,000	7	—	34,993	—	35,000
Common stock issued for services	—	—	15,000	15	—	7,485	—	7,500
Stock offering costs	—	—	—	—	—	(217,733)	—	(217,733)
Net loss for the year ended December 31, 2012	—	—	—	—	—	—	(84,251)	(84,251)
Balance, December 31, 2012	—	$—	13,977,900	$13,978	$(5,000)	$1,778,101	$(1,041,736)	$745,343

See accompanying notes to the financial statements.

MOTIVATING THE MASSES, INC.
STATEMENTS OF CASH FLOWS
(AUDITED)
	For the Years Ended
	December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss for the Period	$(84,251)	$(840,763)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Common stock issued for services	7,500	893,500
Depreciation and amortization	12,555	10,669
Changes in Operating Assets and Liabilities
Increase in accounts receivables	(477,520)	(214,798)
Increase in intellectual property	(1,836)	—
Increase in allowance for doubtful accounts	109,745	28,099
Decrease (Increase) in related party receivables	26,836	(2,400)
Decrease (Increase) in prepaid expenses	85	(85)
Increase in security deposit	(3,270)	(3,159)
Increase in deferred revenue	260,891	145,786
Decrease in accounts payable & accrued expenses	(43,677)	(69,779)
Net Cash Used in Operating Activities	(192,942)	(52,930)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(12,538)	(23,737)
Net Cash Used In Investing Activities	(12,538)	(23,737)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on note payable	(3,190)	(2,804)
Proceeds from line of credit	1,508	—
Proceeds from issuance of common stock, net of stock subscription receivable and net of stock offering costs	619,767	256,591
Net Cash Provided by Financing Activities	618,085	253,787

Net Increase in Cash	412,605	177,120

Cash at Beginning of Period	182,523	5,403

Cash at End of Period	$595,128	$182,523

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during period:
Interest	$2,020	$6,855
Franchise and Income Taxes	$—	$—

See accompanying notes to the financial statements.

F-19

MOTIVATING THE MASSES, INC

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2012

(AUDITED)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Motivating the Masses, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on September 2, 1998. The Company was founded by Lisa S. Nichols for the purpose of providing high quality resources for business coaching, and professional and management development techniques both on the local and national scale.

The Company’s products and services revolve around the personal life coaching program written and developed by their CEO Lisa Nichols. The program sells as a package of books and DVD’s at their local and national training seminars, and on the Company’s website. The Company has contract rights to the sales of the product. The Company, through their CEO and a core team of coaches, also provide training and development programs through local and national seminars, on-site employee training, public and private speaking engagements, and customized life-coaching programs.

In February of 2013, the Company amended its Articles of Incorporation to provide for an increase in its’ authorized share capital. The authorized common stock increased to 75,000,000 shares at a par value of $0.001 per share. (See Note 10 and Note 11.)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include management’s assessments of the carrying value of certain assets, useful lives of assets, and related depreciation and amortization methods applied.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. During the years ended December 31, 2012 and 2011, the Company may have had cash deposits that exceeded Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company maintains its cash balances at high quality financial institutions to mitigate this risk. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company records an allowance for doubtful accounts in accordance with the procedures discussed below. Past-due amounts are written off against the allowance for doubtful accounts when collections are believed to be unlikely and all collection efforts have ceased.

The Company had approximately $235,291 and $0 in excess of FDIC insurance limits as of December 31, 2012 and 2011, respectively.

At December 31, 2012, accounts receivable of $341,909 consists of receivables from sales that were deemed to be deferred revenue, and are for sales to be completed in the year-ended December 31, 2013. Of the amount deemed to deferred revenue, $112,500 is from one customer.

Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2012 and 2011, the Company had no cash equivalents.

F-20

Fair value of financial instruments

The Company adopted the provisions of FASB ASC 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements.

The Fair Value Topic defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. It also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

A) Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources;

B) Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and

C) Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques, and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date. An active market for an asset or liability is a market in which transactions for the asset or liability occur with significant frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Example of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that are market participants would use in pricing the asset or liability.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable, accrued expenses, and deferred revenue approximate their fair value because of the short maturity of those instruments. The Company’s note payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2012 and December 31, 2011.

The Company had no assets and/or liabilities measured at fair value on a recurring basis for the year ended December 31, 2012 and 2011, respectively, using the market and income approaches.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable related to the products and services sold are recorded at the time revenue is recognized, and are presented on the balance sheet net of allowance for doubtful accounts. The ultimate collection of the receivable may not be known for several months after services have been provided and billed.

F-21

The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, analyses of current and historical cash collections, and the aging of receivables. Delinquent accounts are written-off when the likelihood for collection is remote and/or when the Company believes collection efforts have been fully exhausted and the Company does not intend to devote any additional efforts in an attempt to collect the receivable. The Company adjusts their allowance for doubtful accounts balance on a quarterly basis.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method over the assets estimated useful life of three (3) years for equipment, (5) years for automobile, and (7) years for furniture and fixtures. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

Identifiable Intangible Assets

As of December 31, 2012 and 2011, $1,836 and $0, respectively of costs related to acquiring intellectual property have been capitalized. It has been determined that the intellectual property has an indefinite useful life and is not subject to amortization. However, the intellectual property will be reviewed for impairment annually or more frequently if impairment indicators arise.

Impairment of long-lived assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, such as intellectual property, are required to be reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets as of December 31, 2012 and December 31, 2011.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. In addition, the Company records allowances for accounts receivable that are estimated to not be collected.

F-22

A portion of the Company’s revenues are from coaching and/or training services provided under contracts that are greater than one month in length. These contracts are billed in total at the onset of the contact period, and to the extent that billings exceed revenue earned, the Company will record such amount as deferred revenue until the revenue is earned. We recognize revenue on these contracts in the period the coaching and/or training services are provided under the contract. Expenses associated with providing the coaching and/or training services are recognized in the period the services are provided which coincides with when the revenue is earned.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Stock-Based Compensation

In December 2004, the FASB issued FASB Accounting Standards Codification No. 718, Compensation – Stock Compensation.  Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  As such, compensation cost is measured on the date of grant at their fair value.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company applies this statement prospectively.

Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 718.  FASB Accounting Standards Codification No. 505, Equity Based Payments to Non-Employees defines the measurement date and recognition period for such instruments.  In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

Net income (loss) per share

The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic earnings per share is computed by dividing net income (loss) available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net

F-23

income (loss) available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially diluted debt or equity.

There were no potentially dilutive shares outstanding as of December 31, 2012 and December 31, 2011, respectively.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.

Recently issued accounting pronouncements

We have decided to take advantage of the exemptions provided to emerging growth companies under the JOBS Act and as a result our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, delay compliance with new or revised accounting standards that have different effective dates for public and private companies until they are made applicable to private companies.

Company management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Reliance on Key Personnel and Consultants

The Company is heavily dependent on the continued active participation of their current executive officers, employees and key personnel. The loss of any of the senior management or key employees could significantly and negatively impact the business until adequate replacements can be identified and put in place.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable at December 21, 2012 and 2011 consisted of the following:

	2012	2011
Accounts receivable	$733,816	$256,296
Less: Allowance for doubtful accounts	(152,844)	(43,099)
	$580,972	$213,197

The Company recorded bad debt expense of $109,745 and $28,099 for the years ended December 31, 2012 and 2011, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

Fixed assets, stated at cost, less accumulated depreciation at December 31, 2012 and December 31, 2011, consisted of the following:

	December 31, 2012	December 31, 2011
Equipment	$25,944	$20,490
Furniture & Fixtures	15,907	8,823
Automobile	15,345	15,345
Less: Accumulated Depreciation	(28,156)	(15,601)
Net Fixed Assets	$29,040	$29,057

F-24

Depreciation expense

Depreciation expense, for the year ended December 31, 2012 and 2011, was $12,555 and $10,699, respectively.

NOTE 5 – NOTES PAYABLE

The Company has a note payable for the purchase of an automobile. At December 31, 2012 and 2011, the balance owed was $8,871 and $12,061, respectively. Pursuant to the terms of the note, the note bears interest at annual interest rate of 10.49% and is due on April 15, 2015.

Future minimum principal payments as of December 31, 2012 under the terms of the loan are $3,541 for the year 2013, $3,931 for the year 2014, and $1,399 for the year 2015.

NOTE 6 – LINE OF CREDIT

In October of 2012, the Company entered into a revolving line of credit with a financial institution in the amount of $10,000. The line of credit carries an interest rate of 6.00%, and is collateralized by certain assets of the Company. At December 31, 2012 and 2011, the balance owed was $1,508 and $0, respectively. Future minimum principal payments as of December 31, 2012 under the terms of the line of credit are $1,508 for the year 2013.

NOTE 7 – COMMITMENTS & CONTINGENCIES

Employment Agreement

In January of 1998, the Company executed an “at-will” employment agreement with its CEO, and can be terminated at any time by the Company. As compensation for services, the CEO will receive an annual base salary of $60,000. In addition, to the base salary, the employee is entitled to receive a 60% commission of all consulting contracts for which the CEO will coach, along with a 10% commission on passive investments introduced by the CEO, and an annual bonus of 10% on the annual net profit of the Company. The agreement also calls for the employee to receive an auto allowance, health benefits, and a telephone allowance. For the year ended December 31, 2012 and 2011, the Company has recorded $363,310 and $132,964 in compensation expense, respectively. (See Note 8)

In February of 2007, the Company executed an employment agreement with its Executive Manager, and can be terminated at any time by the Company. As compensation for services, the Manager will receive an annual base salary of $58,000.

In January of 2012, the Company executed an employment agreement with its President, and can be terminated at any time by the Company. As compensation for services, the President will receive an annual base salary of $72,000. In addition, to the base salary, the employee is entitled to receive a 15% bonus based on the Company achieving monthly income benchmarks, and a 40% commission on any co-created products. (See Note 8)

Lease

The Company currently occupies office space at 2121 Palomar Airport Road, Carlsbad, California. The Company signed an eleven month sublease agreement starting September 1, 2011 to July 31, 2012 for $3,159 per month. In July of 2012, the Company signed a new three year lease for the same office space starting August 1, 2012, for $3,127 a month for the first year, $5,686 a month for the second year, and $5,844 a month for the third year. Rent expense for was $40,262 and $22,007 for the year ended December 31, 2012 and 2011, respectively.

Minimum future rental payments under the agreement are as follows:

2013 - $50,319

2014 - $69,022

2015 - $40,908

F-25

NOTE 8 – RELATED PARTY TRANSACTION

In January of 1998, the Company executed an “at-will” employment agreement with its CEO, and can be terminated at any time by the Company. As compensation for services, the CEO will receive an annual base salary of $60,000. In addition, to the base salary, the employee is entitled to receive a 60% commission of all consulting contracts for which the CEO will coach, along with a 10% commission on passive investments introduced by the CEO, and an annual bonus of 10% on the annual net profit of the Company. The agreement also calls for the employee to receive an auto allowance, health benefits, and a telephone allowance. For the year ended December 31, 2012 and 2011, the Company has recorded $363,310 and $132,964 in compensation expense, respectively. (See Note 7)

In January of 2012, the Company executed an employment agreement with its President, and can be terminated at any time by the Company. As compensation for services, the President will receive an annual base salary of $72,000. In addition, to the base salary, the employee is entitled to receive a 15% bonus based on the Company achieving monthly income benchmarks, and a 40% commission on any co-created products. (See Note 7)

Related Party Receivables

Motivating the Teen Spirit, LLC, (MTS) was founded by the Company’s CEO, Lisa Nichols, and provided similar products and services that were also offered by the Company. Over the years, the Company and MTS have loaned money to and from each other at zero percent interest and payable on demand. At December 31, 2012 and 2011, the Company had a related party receivables balance of $0 and $26,836, respectively.

In August of 2012, MTS was dissolved and ceased operations. In conjunction with the dissolution of MTS, the Company acquired the assets and intellectual property of MTS through a share exchange, whereby the Company issued 70,000 shares of common stock to 14 individuals in exchange for their rights in the assets and intellectual property of MTS having a value of $35,000 based upon recent market value. At the time of the share exchange, the Company received $60,000 in cash and intellectual property, representing all of the assets of MTS. The Company allocated the $60,000 received as follows: $26,836 for the repayment of the loan to MTS, and the remaining $33,164 of cash was recorded as an additional cash asset to the Company. As a result of the share exchange, the Company valued the intellectual property of MTS at $1,836 which is the difference between the value of shares given and value of assets received (See Note 10).

NOTE 9 – INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

	2012	2011

Deferred tax liability:	$-	$-
Deferred tax asset
Allowance for doubtful accounts	29,459	7,854
Net Operating Loss Carryforward	319,243	353,333
Valuation allowance	(348,702)	(361,187)
Net deferred tax asset	—	—
Net deferred tax liability	$—	$—

F-26

The provision for income taxes has been computed as follows:

	2012	2011
Expected income tax recovery (expense) at the statuary rate of 34%	$28,645	$285,859
Tax effect of expenses that are not deductible for income tax purposes (net of other amounts deductible for tax purposes)	(3,817)	(2,507)
Tax effect of differences in the timing of deductibility of items for income tax purposes:	(37,313)	(2,754)
Utilization of non-capital tax losses to offset current taxable income	—	—
Change in valuation allowance	12,485	(280,598)

Provision for income taxes	$—	$—

At December 31, 2012, the Company had net operating loss carryforwards of approximately $1,025,594 that may be offset against future taxable income from the year 2012 to 2032. The net change in the valuation allowance for the year ended December 31, 2012 and 2011, was a decrease of $12,485 and an increase of $280,598, respectively. No tax benefit has been reported in the December 31, 2012 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

The Company's federal income tax returns are no longer subject to examination by the IRS for the years prior to 2009, and the related state income tax returns are no longer subject to examination by state authorities for the years prior to 2009. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal Income tax reporting purposes are subject to annual limitations, should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

NOTE 10 – STOCKHOLDERS’ EQUITY

Common and Preferred Shares authorized

The Company was incorporated on September 2, 1998, at which time the Company authorized 3,000,000 shares of Common Stock with .001 par value and 1,000,000 shares of Preferred Stock with .001 par value.

Common shares issued

In the year ended December 31, 2011, the Company issued 2,556,400 total shares of common stock of which the Company issued 769,400 shares of common stock for cash of $384,700 ($0.50/shares), and the Company issued 1,787,000 shares of common stock having a fair value of $893,500 ($0.50/share) in exchange for consulting services rendered in 2011.

In the year ended December 31, 2012, the Company issued 1,700,000 total shares of common stock of which the Company issued 1,615,000 shares of common stock for cash of $807,500 ($0.50/shares) of which $5,000 was a stock subscription receivable. In the year ended December 31, 2012, the Company issued 15,000 shares of common stock having a fair value of $7,500 ($0.50/share) in exchange for consulting services rendered in 2012.

In 2012, the Company acquired the rights to the assets and intellectual property of Motivating the Teen Spirit (MTS) through a share exchange, whereby the company issued 70,000 shares of common stock to fourteen individuals in exchange for the assets and intellectual property of MTS having a value of $35,000 (See Note 7).

Share exchange

In August of 2012, the Company acquired the rights to assets and intellectual property of Motivating the Teen Spirit, LLC through a share exchange, whereby the Company issued 70,000 shares of common stock for their rights in Motivating the Teen Spirit, LLC assets and intellectual property having a value of $35,000 based upon recent market value ($0.50/share). The Company received $33,164 in cash and $1,836 in intellectual property.

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Amendment to Articles of Incorporation

In February of 2013, the Company amended its Articles of Incorporation to provide for an increase in its’ authorized share capital. The authorized common stock increased to 75,000,000 shares at a par value of $0.001 per share. (See Note 1 and Note 11).

NOTE 11 – SUBSEQUENT EVENTS

In February of 2013, the Company amended its Articles of Incorporation to provide for an increase in its’ authorized share capital. The authorized common stock increased to 75,000,000 shares at a par value of $0.001 per share. (See Note 1 and Note 10).

During the months of January and February 2013, the Company sold 200,000 shares of stock for $100,000.

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